As filed with the Securities and Exchange Commission on September 13, 2024.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HUB CYBER SECURITY LTD.

(Exact name of registrant as specified in its charter)

State of Israel	3576
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)

HUB Cyber Security Ltd.

2 Kaplan Street

Tel Aviv, Israel 6473403

+972 (3) 791-3200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Puglisi & Associates
850 Library Avenue
Newark, Delaware 19711
(302) 738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all correspondence to:

Gary Emmanuel David Huberman Thomas Martin Adam Namoury Greenberg Traurig, LLP One Vanderbilt Avenue New York, NY 10017 Tel: 212-801-9200	Osher Partok-Rheinisch HUB Cyber Security Ltd. 2 Kaplan Street Tel Aviv, Israel 6473403 Tel: +972 (3) 924-4074	Adam M. Klein Daniel P. Kahn Goldfarb Gross Seligman & Co. One Azrieli Center Tel Aviv 6702100, Israel Tel: +972 (3) 607-4444

Approximate date of commencement of proposed sale of the securities to the public:

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission (the “SEC”), acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. HUB Cyber Security Ltd. and the selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is neither an offer to sell these securities, nor a solicitation of an offer to buy these securities, in any state or jurisdiction where the offer or sale is not permitted. Any representation to the contrary is a criminal offense.

PRELIMINARY PROSPECTUS — SUBJECT TO COMPLETION DATED SEPTEMBER 13, 2024

PRIMARY OFFERING OF

1,891,847 ORDINARY SHARES

SECONDARY OFFERING OF

49,253,117 ORDINARY SHARES,

11,687 WARRANTS

HUB CYBER SECURITY LTD.

This prospectus relates to the issuance from time to time by HUB Cyber Security Ltd., a company organized under the laws of the State of Israel (“we,” “our,” the “Company” or “HUB Security”) of up to 1,891,847 ordinary shares, no par value (the “ordinary shares”), including (a) 1,163,085 ordinary shares issuable upon the exercise of 15,507,801 warrants of the Company that were issued in exchange for the public warrants of Mount Rainier Acquisition Corp., a Delaware corporation (“RNER”) (the “Public Warrants”), at the closing of the Business Combination Agreement (as defined herein); (b) 40,199 ordinary shares issuable upon the exercise of 535,984 warrants that were issued in exchange for the private warrants of RNER (the “Private Warrants” and, together with the Public Warrants, the “SPAC Warrants”) at the closing of the Business Combination Agreement; and (c) 688,563 ordinary shares issuable upon the exercise of warrants that were issued as part of an offering we conducted in Israel to institutional investors greater than one year prior to the closing of the Business Combination Agreement (the “Prior Warrants”).

The public warrants of RNER were originally issued in the initial public offering of units of RNER at a price of $100.00 per unit, with each unit consisting of one share of common stock of RNER (the “RNER Shares”) and a warrant to purchase 0.075 of a RNER Share. The private warrants of RNER were originally issued as part of a private placement of units of RNER in connection with the initial public offering of RNER at a price of $100.00 per unit, with each unit consisting of one RNER Share and a warrant to purchase 0.075 of a RNER Share.

This prospectus also relates to the resale, from time to time, by the selling securityholders named herein (the “Selling Securityholders”), or their pledgees, donees, transferees, or other successors in interest, of the following: (a) 31,194 ordinary shares issued at the closing of the Business Combination Agreement in exchange for RNER shares of common stock held by a director and officer of RNER prior to the Business Combination Agreement, which was initially purchased in a private placement prior to the initial public offering of RNER; (b) up to 878 ordinary shares that are issuable upon the exercise of 11,687 Private Warrants (which were originally issued as part of units in a private placement as part of the initial public offering of RNER at a price of $100.00 per unit) at an exercise price of $127.90 per whole ordinary share by certain of the Selling Securityholders named in this prospectus; (c) up to 11,687 Private Warrants that were issued in exchange for warrants originally issued as part of units issued by RNER at a price of $100.00 per unit (with each unit consisting of one RNER Share and one warrant to purchase 0.075 of a RNER Share) by certain of the Selling Securityholders named in this prospectus; (d) up to 892,857 ordinary shares issuable upon exercise of warrants (the “Lind Warrants”) issued to an investor named as a Selling Securityholder in this prospectus pursuant to the Lind Financing, as defined below; (e) up to 22,453,334 ordinary shares issuable upon conversion of principal and accrued interest under convertible notes (the “March-June 2024 Convertible Notes”) issued to an investor named as a Selling Securityholder in this prospectus in the March-June 2024 Financing Transaction, as defined below, assuming a conversion price of $0.50 and maximum accrued interest through September 24, 2024; (f) up to 11,444,444 ordinary shares issuable upon exercise of warrants issued to an investor that is named as a Selling Securityholder in this prospectus in the March-June 2024 Financing Transaction (the “March-June 2024 Warrants”); (g) up to 8,046,500 ordinary shares issuable upon conversion of principal under convertible notes (the “August 2024 Convertible Notes”, and together with the March-June 2024 Convertible Notes, the “Convertible Notes”) issued to certain investors that are named as Selling Securityholders in this prospectus in the August 2024 Financing Transaction, as defined below, assuming a conversion price of $0.50; (h) up to 4,750,005 ordinary shares issuable upon exercise of warrants issued to certain of the Selling Securityholders named in this prospectus in the August 2024 Financing Transaction (the “August 2024 Warrants”); (i) up to 1,108,332 ordinary shares issuable upon exercise of warrants issued to the placement agent in the August 2024 Financing Transaction (the “Placement Agent Warrant” and together with the August 2024 Warrants, March-June 2024 Warrants, Lind Warrants, Public Warrants, Private Warrants, and Prior Warrants, the “Warrants”); (j) up to 454,545 ordinary shares issued to a consultant that is named as a Selling Securityholder in this prospectus; and (k) up to 71,028 ordinary shares issued to an investor that is named as a Selling Securityholder in this prospectus.

Additional information about the Lind Financing, March-June 2024 Financing Transaction and the August 2024 Financing Transaction is provided in the section entitled “Prospectus Summary—Recent Transactions” of this prospectus.

Each of the Public Warrants entitles the holder to purchase 0.075 of an ordinary share at an exercise price of $127.90 per whole and will expire on February 28, 2028, at 5:00 p.m., New York City time, or earlier upon redemption of the Public Warrants or liquidation of the Company. We may redeem the outstanding Public Warrants at a price of $0.10 per warrant if the last reported sales price of our ordinary shares equals or exceeds $180.00  per ordinary share (subject to adjustment in accordance with the terms of the public warrants) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders, as described herein. The Private Warrants have terms and provisions that are identical to those of the Public Warrants, except as described herein.

The Prior Warrants were originally issued in Israel in February 2022 to institutional investors in Israel as part of an offering not registered under the Securities Act of 1933 whereby we offered to investors 6,885,632 units (on a pre-split basis) consisting of one ordinary share and one warrant to purchase an ordinary share at a purchase price of NIS 6.78 ($2.10) per unit (on a pre-split basis) and have an exercise price of $20.30 per ordinary share. The Prior Warrants are exercisable until August 22, 2025 at 5:00 p.m., New York City time.

The Lind Warrants entitles the holder to purchase one ordinary share at an exercise price equal to $3.50 until August 24, 2028.

Each March-June 2024 Warrant entitles the holder to purchase one ordinary share. The warrants issued in the March-June 2024 Financing Transaction are exercisable as follows: (i) March-June 2024 Warrants exercisable into 4,444,444 ordinary shares are exercisable at an exercise price equal to $0.70 per share until March 12, 2027, (ii) March-June 2024 Warrants exercisable into 4,000,000 ordinary shares are exercisable at an exercise price equal to $0.70 per share until April 3, 2027, (iii) March-June 2024 Warrants exercisable into 1,000,000 ordinary shares are exercisable at an exercise price equal to $0.50 per share until June 26, 2027 and (iv) March-June 2024 Warrants exercisable into 2,000,000 ordinary shares are exercisable at an exercise price equal to $0.70 per share until June 26, 2027.

Each August 2024 Warrant and the Placement Agent Warrant entitles the holder to purchase one ordinary share. Each warrant issued in the August 2024 Financing Transaction is exercisable at an exercise price equal to $1.00 per share until August 18, 2027, provided that in the event that the conversion price of the August 2024 Notes is reduced, the exercise price of such warrants will be reduced proportionately.

We are registering the Offered Shares for resale by the Selling Securityholders named in this prospectus, or their transferees, pledgees, donees or assignees or other successors-in-interest that receive any of the shares as a gift, distribution, or other non-sale related transfer.

Our registration of the securities covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of the Offered Shares. The Selling Securityholders may offer and sell the Offered Shares from time to time at fixed prices, at market prices or at negotiated prices, and may engage a broker, dealer or underwriter to sell the securities. In connection with any sales of the Offered Shares offered hereunder, the Selling Securityholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act. For additional information on the possible methods of sale that may be used by the Selling Securityholders, you should refer to the section entitled “Plan of Distribution” elsewhere in this prospectus. We do not know when or in what amounts the Selling Securityholders may offer the securities for sale. The Selling Securityholders may sell any, all or none of the Offered Shares offered by this prospectus.

All of the Offered Shares offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any proceeds from the sale of any Offered Shares by the Selling Securityholders. We will receive up to an aggregate of approximately $40.6 million from the exercise of the Warrants, assuming the exercise in full of all the Warrants for cash at the lowest exercise price. If the Warrants are exercised pursuant to a cashless exercise feature, if applicable, we will not receive any cash from these exercises. We expect to use the net proceeds from the exercise of the Warrants, if any, for general corporate purposes. We believe the likelihood that Warrant holders will exercise their warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our ordinary shares. If the market price for our ordinary shares is less than the respective exercise prices of the Warrants, we believe Warrant holders will be unlikely to exercise their Warrants.

We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section entitled “Plan of Distribution.”

Our ordinary shares, SPAC Warrants and Prior Warrants are listed on the Nasdaq Stock Market LLC under the trading symbols “HUBC,” “HUBCW” and “HUBCZ,” respectively. On September 12, 2024, the closing prices for our ordinary shares and warrants on the Nasdaq Stock Market LLC were $0.48 per ordinary share and $0.01 and $0.004 per warrant, respectively.

The 49,253,117 ordinary shares being offered for resale in this prospectus represents approximately 60% of our total outstanding ordinary shares as of the date of this prospectus (assuming, in each case, the conversion in full of all of the Convertible Notes into ordinary shares and the exercise of all of the Warrants). The sale of all the securities being offered in this prospectus could result in a significant decline in the public trading price of our ordinary shares and/or warrants and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our ordinary shares warrants. Despite such a decline in the public trading price, the Selling Securityholders and holders of Warrants may still experience a positive rate of return on the securities they purchased due to the differences in the purchase prices of which they purchased the ordinary shares and the Warrants described above.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or JOBS Act, and are subject to reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 15 of this prospectus and other risk factors contained in the documents incorporated by reference herein for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission, the Israeli Securities Authority nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is           , 2024.

You should rely only on the information contained or incorporated by reference in this prospectus or any supplement. Neither we nor the Selling Securityholders have authorized anyone else to provide you with different information. The securities offered by this prospectus are being offered only in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations and prospects may have changed since that date.

Except as otherwise set forth in this prospectus, neither we nor the Selling Securityholders have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-1 filed with the Securities Exchange Commission, or the SEC. The Selling Securityholders named in this prospectus may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus and the documents incorporated by reference herein include important information about us, the ordinary shares being issued by us, the securities being offered by the Selling Securityholders and other information you should know before investing. Any prospectus supplement may also add, update, or change information in this prospectus. If there is any inconsistency between the information contained in this prospectus and any prospectus supplement, you should rely on the information contained in that particular prospectus supplement. This prospectus does not contain all of the information provided in the registration statement that we filed with the SEC. You should read this prospectus together with the additional information about us described in the section below entitled “Where You Can Find More Information; Incorporation of Information by Reference.” You should rely only on information contained in, or incorporated by reference into, this prospectus. We have not, and the Selling Securityholders have not, authorized anyone to provide you with information different from that contained in, or incorporated by reference into, this prospectus. The information contained in this prospectus is accurate only as of the date on the front cover of the prospectus and information we have incorporated by reference in this prospectus is accurate only as of the date of the document incorporated by reference. You should not assume that the information contained in, or incorporated by reference into, this prospectus is accurate as of any other date.

We and the Selling Securityholders may offer and sell the securities directly to purchasers, through agents selected by us and/or the Selling Securityholders, or to or through underwriters or dealers. A prospectus supplement, if required, may describe the terms of the plan of distribution and set forth the names of any agents, underwriters or dealers involved in the sale of securities. See “Plan of Distribution.”

Unless otherwise specified, all share amounts, conversion prices and exercise prices reflected in this prospectus give effect to the Share Split and Reverse Share Split described below.

INDUSTRY AND MARKET DATA

Unless otherwise indicated, information contained in this prospectus concerning HUB Security’s industry and the regions in which it operates, including HUB Security’s general expectations and market position, market opportunity, market share and other management estimates, is based on information obtained from various independent publicly available sources and other industry publications, surveys and forecasts, which HUB Security believes to be reliable based upon its management’s knowledge of the industry. We assume liability for the accuracy and completeness of such information to the extent included in this prospectus.

Such assumptions and estimates of HUB Security’s future performance and growth objectives and the future performance of its industry and the markets in which it operates are subject to a high degree of uncertainty and risk due to a variety of factors, including those discussed under the headings “Risk Factors,” “Cautionary Statement Regarding Forward-Looking Statements; Market, Ranking and Other Industry Data” in this prospectus and in the headings “Risk Factors” and “Operating and Financial Review and Prospectus” in our Annual Report on Form 20-F for the year ended December 31, 2023, or our 2023 Annual Report, incorporated by reference into this prospectus.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

PROSPECTUS SUMMARY

This summary highlights, and is qualified in its entirety by, the more detailed information included elsewhere in this prospectus. This summary does not contain all of the information that may be important to you. You should read and carefully consider the entire prospectus, especially the “Risk Factors” section of this prospectus and in our 2023 Annual Report, before deciding to invest in our ordinary shares. Unless the context otherwise requires, we use the terms “company,” “we,” “us” and “our” in this prospectus to refer to HUB Cyber Security Ltd. and subsidiaries.

HUB began operations in 1984 as A.L.D. Advanced Logistics Development Ltd. (“ALD”) and is engaged in developing and marketing quality management software tools and solutions. HUB Cyber Security TLV Ltd. (“HUB TLV”) was founded in 2017 by veterans of the elite Unit 8200 and Unit 81 of the Israeli Defense Forces, with vast experience and proven track records in setting up and commercializing start-ups in a multi-disciplinary environment. On February 28, 2021, HUB TLV and ALD signed a share swap merger agreement, pursuant to which HUB TLV became a wholly owned subsidiary of ALD and the shareholders of HUB TLV owned 51% of ALD’s issued and outstanding share capital (the “ALD Merger”). The ALD Merger was completed on June 21, 2021 and ALD later changed its name to Hub Cyber Security (Israel) Ltd. and later to Hub Cyber Security Ltd. Following the ALD Merger, we have developed unique technology and products in the field of confidential computing, with the intention to be a significant player in the cyber security industry. In November 2023, HUB began to collaborate with BlackSwan Technology (“BST”) with the goal of becoming a significant player in the secured data fabric industry. These technologies and solutions are mostly needed by government entities, banks and financial institutions, and large regulated enterprises. We currently operate in several countries and provide secured data fabric SaaS solutions (through the BST collaboration), as well as a wide range of cybersecurity professional services.

Corporate Information

Our website address is www.hubsecurity.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus and is not incorporated by reference herein. We have included our website address in this prospectus solely for informational purposes. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, such as we, that file electronically, with the SEC at www.sec.gov.

The main address of our principal executive offices is 2 Kaplan Street, Tel Aviv, Israel and our telephone number is +972-3-791-3200. Our agent for service of process in the United States is Puglisi & Associates, 850 Library Avenue, Newark, Delaware 19711.

Business Combination Agreement

On February 28, 2023 (the “Closing Date”), we consummated the previously announced business combination (the “Business Combination”) pursuant to the Business Combination Agreement , dated March 23, 2022 (the “Business Combination Agreement”), by and among the Company, Mount Rainier Acquisition Corp., a Delaware corporation (“RNER”) and Rover Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”).

On the Closing Date, the following transactions occurred in connection with the closing of the Business Combination Agreement (all data on a pre-split basis):

●	the Company effected a share split of each of our ordinary shares into such number of ordinary shares, calculated in accordance with the terms of the Business Combination Agreement, such that each of our ordinary shares was given the value of $10.00 per share after giving effect to such share split, which resulted in reverse split ratio of 0.712434 (the “Share Split”);

●	the Company adopted Amended and Restated Articles of Association for HUB Cyber Security Ltd.;

●	Merger Sub merged with and into RNER (the “Merger”), with RNER being the surviving corporation in the Business Combination Agreement and becoming a wholly owned subsidiary of the Company, with the shareholders of RNER becoming shareholders of the Company;

●	in connection with the special meeting of stockholders held by RNER on January 4, 2023 (the “RNER Special Meeting”), the holders of 2,580,435 shares of common stock of RNER (the “RNER Common Stock” and each share of RNER Common Stock, a “RNER Share”) properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.28 per share, for an aggregate redemption amount of approximately $26,526,872. These share redemptions were in addition to the 14,535,798 RNER Shares that were tendered for redemption in connection with the special meeting of RNER’s stockholders held on December 21, 2022 approving the extension of RNER’s expiration date to March 1, 2023 at a redemption price of approximately $10.31 per share, for an aggregate redemption amount of approximately $149,864,077;

●	at the effective time of the Business Combination Agreement (the “Effective Time”), each unit of RNER (a “RNER Unit”) issued and outstanding immediately prior to the Effective Time automatically detached and the holder of each such RNER Unit became deemed to hold one RNER Share and one warrant of RNER entitling the holder to purchase three-fourths of one RNER Share per warrant at a price of $11.50 per whole share (exercisable only for whole shares) (each, a “RNER Warrant”); and

●	each RNER Share issued and outstanding immediately prior to the Effective Time automatically converted into the right to receive 0.899 of our ordinary shares, and each RNER Warrant issued and outstanding immediately prior to the Effective Time converted into the right to receive 0.899 warrants of the Company (a “New Warrant”) subject to downward adjustment to the next whole number in case of fractions of warrants. A total of 16,043,862 New Warrants to purchase three-fourths of one HUB ordinary share were issued to holders of the RNER warrants. As a result of this conversion the New Warrants’ exercise price increased to $12.79 per whole share.

Our ordinary shares and warrants began trading on The Nasdaq Stock Market LLC on March under the symbol “HUBC” and “HUBCW” and “HUBCZ” respectively.

Reverse Share Split

On December 15, 2023, following approval by our shareholders and Board of Directors, we effected a reverse share split of our authorized and outstanding ordinary shares, at a ratio of 10:1 whereby each 10 ordinary shares were reverse split into one ordinary share (with fractional shares being rounded down) (the “Reverse Share Split”). The conversion prices of outstanding notes and exercise prices of outstanding warrants and share options were adjusted to give effect to this Reverse Share Split.

Unless otherwise specified, all share amounts, conversion prices and exercise prices reflected in this prospectus give effect to the Reverse Share Split.

Recent Transactions

Lind Financing

On May 4, 2023, we entered into a Securities Purchase Agreement (the “Lind SPA”) with Lind Global Asset Management VI LLC, an investment fund managed by The Lind Partners, a New York based institutional fund manager (together, “Lind”). Pursuant to the Lind SPA, the Company agreed to issue to Lind up to two (2) secured convertible promissory notes in three tranches (the “Lind Notes” and each a “Lind Note”) for gross proceeds of up to $16,000,000 and warrants (the “Lind Warrants” and each a “Lind Warrant”) to purchase the Company’s ordinary shares (the “Lind Financing”).

The closings of the Lind Financing (the “Closings and each a “Closing”) occured in tranches (each a “Tranche”): the Closing of the first Tranche (the “First Closing”) occurred on May 8, 2023 and consisted of the issuance and sale to Lind of a Lind Note with a purchase price of $6,000,000 a principal amount of $7,200,000 and the issuance to Lind of Lind Warrants to acquire 245,821 ordinary shares. The purchase price for the initial Lind Note consisted of two separate funding amounts. At the closing the initial funding amount of $4,500,000 was received by the Company and the funding of the remaining $1,500,000 (the “Second Funding Amount”) was to expected occur within two (2) Business Days following the filing by the Company of its Annual Report on Form 20-F for the year ended December 31, 2022, under the original conditions of the Lind SPA (see details regarding amendments to the Lind SPA below). Upon the funding of the Second Funding Amount, the Company was expected issue additional Lind Warrants to Lind based on the Second Funding Amount.

So long as no Event of Default has occurred under the Lind Note sold at the First Closing, the second closing (the “Second Closing) was expected to consist of the issuance and sale to Lind of a Lind Note with a purchase price of $10,000,000 and a principal amount of $12,000,000, and the issuance to Lind of additional Lind Warrants to acquire ordinary shares. The Second Closing was expected to occur, under the original conditions of the Lind SPA, sixty (60) days following the effectiveness of the Registration Statement, as such term is defined below. The Second Closing is subject to certain conditions precedent as set forth in the Lind SPA. Pursuant to the Lind SPA, upon the payment of each funding amount, the Company agreed to pay Lind a commitment fee (the “Commitment Fee”) in an amount equal to 3.5% of the applicable funding amount being funded by Lind at the applicable Closing.

The amount of Lind Warrants to be issued upon the occurrence of the Second Funding Amount and in the Second Closing was expected to be equal to 1/3 times the applicable purchase price of the Lind Notes divided by the lower of (i) $0.6102 and (ii) the closing price of the Company’s ordinary shares on the trading day before the applicable closing date, under the original terms of the Lind SPA.

Pursuant to the Lind SPA, we agreed to file a registration statement on Form F-1 (the “Registration Statement”) no later than 30 days from entry into the Lind SPA to register the ordinary shares issuable upon conversion of the Lind Note and the ordinary shares issuable upon the exercise of the Lind Warrants (the “Lind Shares”). Additionally, the Company agreed that if the Company at any time determines to file a registration statement under the Securities Act to register the offer and sale, by the Company, of ordinary shares (other than on Form F-4 or Form S-8, an at-the-market offering, or a registration of securities solely relating to an offering and sale to employees or directors of the Company pursuant to any employee stock plan or other employee benefit plan arrangement), the Company will, as soon as reasonably practicable, give written notice to Lind of its intention to so register the offer and sale of ordinary shares. Within 5 business days of the Company’s delivery of any such notice to Lind, Lind may request that the Company include in such registration any Lind Shares that are not already registered or that may not be immediately resold under Rule 144 without restriction on the number of shares to be sold or manner of sale.

The Lind Note issued under the Lind SPA in the First Closing has a maturity date of May 8, 2025, and the Lind Note issued under the Lind SPA in the Second Closing was expected to have a maturity date of 2 years from the date of issuance (the “Maturity Date”).

Beginning on the date that is the earlier of (1) the Registration Statement being declared effective and (2) 120 days from the issuance date of each Lind Note, the Company shall repay the Lind Note in twelve (12) consecutive monthly installments, on such date and each one (1) month anniversary thereof (each, a “Payment Date” and collectively the “Monthly Payments”) an amount equal to $600,000 (the “Repayment Amount”), with the option of Lind to increase one Monthly Payment up to $1,500,000 by providing written notice to the Company. The Company has the option to make the Monthly Payments (i) in cash in the amount equal to the product of Repayment Amount multiplied by 1.05 (ii) (ii) ordinary share, or (iii) a combination of cash and ordinary shares. The amount of ordinary shares to be issued upon repayment shall be calculate by dividing the Repayment Amount being paid in ordinary shares by the Repayment Share Price. The “Repayment Share Price” will be equal to ninety percent (90)% of the average of the lowest five (5) consecutive daily VWAPs during the twenty (20) Trading Days prior to the Payment Date. Unless waived in writing in advance by Lind, the Company may not make payments in ordinary shares unless such shares (A) may be immediately resold under Rule 144 without restriction on the number of shares to be sold or manner of sale, or (B) are registered for resale under the Securities Act and the registration statement is in effect and lawfully usable to effect immediate sales of such shares by Lind.

Each Lind Note to be issued will be convertible at the option of Lind at a conversion price equal to the lower of (i) $0.9763 and (ii) 1.6 times the closing price of the Company’s ordinary shares on the trading day before the applicable closing date (the “Conversion Price”). Upon the occurrence and during the continuance of an Event of Default (as defined in the Lind Note) Lind shall have the option to convert the Lind Note at the lower of (i) the then-current Conversion Price and (ii) eighty-percent (80)% of the average of the three (3) lowest daily VWAPs during the twenty (20) Trading Days prior to delivery of the applicable notice of conversion. The Conversion Price is also subject to certain adjustments as set forth in the Lind Note.

The Lind Note will not bear interest other than in the event that if certain payments under the Lind Note as set forth therein are not timely made, the Lind Note will bear interest at the rate of 2% per month (prorated for partial months) until paid in full. The Company will have the right to prepay the Lind Note under the terms set forth therein.

The Company shall have the right to prepay all, but not less than all, of the applicable Lind Note following the date that is sixty (60) days after the earlier to occur of (a) the date the Registration Statement is declared effective by the SEC or (b) the date that any shares issued pursuant to the applicable Lind Note may be immediately resold under Rule 144 without restriction on the number of shares to be sold or manner of sale at an amount equal to the outstanding principal amount of the Lind Note multiplied by 1.05.

Pursuant to the Lind Note, the Company agreed that in the event that, at any time following the First Closing, the Company or its subsidiaries, issue any debt, including any subordinated debt or convertible or any equity interests, other than Exempted Securities, as such term is defined in the Lind SPA, in one or more transactions for aggregate proceeds of more than $10,000,000 of cash proceeds being received by the Company, unless otherwise waived in writing by and at the discretion of Lind, the Company will immediately utilize 20% of the proceeds of such issuance to repay the Lind Notes issued to Lind pursuant to the Lind SPA, until there remains no outstanding and unconverted principal amount due.

Lind will not have the right to convert the portion of the Lind Note or exercise the portion of the Lind Warrant, if Lind together with its affiliates, would beneficially own in excess of 4.99% (or 9.99% if Lind already owns greater than 4.99)% of the number of ordinary shares outstanding immediately after giving effect to such conversion or exercise.

On August 24, 2023, we and Lind entered into an amendment (the “August 2023 Lind Amendment”) to the Lind SPA, the Lind Note and the Lind Warrants pursuant to which we agreed to amend the definition of “First Funding Amount” in the Lind SPA such that Lind would fund us with $1 million, less the Commitment Fee, immediately upon execution of the August 2023 Lind Amendment. In addition, Lind agreed to provide us with an additional $500,000, less the Commitment Fee, within five (5) business days following our providing written confirmation to Lind that we have filed the Registration Statement to register the ordinary shares issuable upon conversion of the Lind Note and the ordinary shares issuable upon the exercise of the Lind Warrants and that there is no ongoing Event of Default or that no event of default will occur as a result of such additional funding.

As consideration for the amendments to the First Funding Amount in the August 2023 Lind Amendment, we agreed to amend the Lind Note and increase the principal amount of the Lind Note from $7.2 million to $9 million. Additionally, we agreed to amend the conversion price of the Lind Note to $0.45. Further, as consideration for the August 2023 Lind Amendment, we agreed to amend the Lind Warrants and issue to Lind additional warrants to purchase 254,179 of our ordinary shares bringing the total amount of shares that can be purchased under the Lind Warrant to 500,000 ordinary shares. We also agreed to amend the exercise price of the Lind Warrant to $4.50 per ordinary share.

In connection with the additional $1 million funding pursuant to the August 2023 Lind Amendment, we agreed issue to Lind a new warrant to purchase 250,000 ordinary shares with an exercise price of $4.50 per ordinary share and under the same terms and conditions as the Lind Warrant. Finally, in the event that the Registration Statement is filed and we receive the additional $500,000 funding amount, we agreed to issue to Lind a new warrant to purchase a number of ordinary shares equal to $500,000 divided by the closing price of our ordinary shares on the date prior to the filing of the Registration Statement, at an exercise price equal to 1.25 multiplied by the average of the daily volume weighted average prices during the five (5) trading days prior to the filing of the Registration Statement, and under the same terms and conditions as the Lind Warrant.

On November 28, 2023, we and Lind entered into an additional amendment (the “November 2023 Lind Amendment”) to the Lind SPA, the Lind Note and the Lind Warrants pursuant to which we agreed to further amend the definition of “First Funding Amount” in the Lind SPA such that Lind would fund us with an additional $500,000 in cash immediately upon execution of the November 2023 Lind Amendment. Pursuant to the November 2023 Lind Amendment. We also agreed to amend the definitions of “Second Funding Amount” and “Second Principal Amount” in the Lind SPA to decrease such amount from $10.0 million to $9.5 million and from $12.0 million to $11.4 million, respectively.

As consideration for the amendment to the First Funding Amount in the November 2023 Lind Amendment, we agreed to amend the Lind Note and increase the principal amount of the Lind Note from $9.0 million to $9.6 million. Additionally, we agreed to amend the conversion price of the Lind Note from $0.45 to $0.35. Further, as consideration for the November 2023 Lind Amendment, we agreed to amend the Lind Warrants and issue to Lind additional warrants to purchase 142,857 of our ordinary shares, bringing the total amount of shares that can be purchased under the Lind Warrants to 892,857 ordinary shares. We also agreed to further amend the exercise price of the Lind Warrant from $4.50 per ordinary share to $3.50 per ordinary share. Finally, we agreed to file a registration statement (or amend an existing registration statement) no later than 15 days from entry into the November 2023 Lind Amendment to register the ordinary shares issuable upon conversion of the Lind Note and the ordinary shares issuable upon the exercise of the Lind Warrants.

Lind currently claims that we are in default under the outstanding Lind Convertible Note and Lind Agreement due to our alleged failure to file a registration statement within 30 days of the entry into the Lind Agreement and have such registration statement declared effective within 90 days of our entry into the Lind Agreement, as well as for certain issuances we made in contravention of the Lind Agreement (including the entry into the Shayna Loan Agreements). As a result of this claimed default it is uncertain when, if at all, we may be able to receive the additional amounts called for under the Lind Agreement as part of the Second Closing. They are expected to convert after a registration statement is filed by us, which we intend to promptly file following the filing of this Annual Report.

March-June 2024 Financing Transaction

In March-June 2024, we sold to an accredited investor (the “March-June 2024 Investor”), in a series of unregistered private transaction, notes (the “March-June 2024 Notes”) with an aggregate principal amount of $10,000,000, and warrants (the “March-June 2024 Warrants”) pursuant to a Securities Purchase Agreement entered into with the March-June 2024 Investor (the “March-June 2024 Purchase Agreement”). Our acquisition of Qpoint’s shares that were not held by us to complete ownership of 100% of Qpoint shares was partially funded by proceeds we received pursuant to the March-June 2024 Purchase Agreement.

The loan amount under the March-June 2024 Notes is repayable by the Company on the earlier of (i) August 10, 2024 with respect to 40% of the loan amount and September 24, 2024 with respect to the remaining 60% of the loan amount, or (ii) five (5) business days following the closing of a financing in the Company of at least $25,000,000. The principal amount under the March-June 2024 Notes carries a variable interest rate based on the date of repayment as follows: (a) with respect to $8,000,000 of the principal amount, (i) for the principal amount repaid on or prior to May 12, 2024, 7%, (ii) for the principal amount repaid following May 12, 2024 and on or prior to June 12, 2024, a rate between 7% and 8.5% of such principal amount computed by adding to 7% the result obtained by multiplying 1.5 by the quotient of the number of days elapsed in such period until (and including) the repayment date divided by the number of days in such period, and (iii) for the principal amount repaid following June 12, 2024, 8.5% of such principal amount plus 15% per annum, on the basis of the actual number of days elapsed commencing from the date following June 12, 2024 and ending on the repayment date; and (b) with respect to $2,000,000 of the principal amount, (i) for the principal amount repaid on or prior to September 24, 2024, 10%, and (ii) for the principal amount repaid following September 24, 2024, 10% of such principal amount plus 15% per annum, on the basis of the actual number of days elapsed commencing from the date following September 24, 2024 and ending on the repayment date. We are currently in discussions with the March-June Investor regarding our non-payment of the loan amount that came due on August 10, 2024.

If the March-June 2024 Notes are not repaid prior to the applicable maturity date, the March-June 2024 Investor may convert the applicable portion of the outstanding loan amount into the Company’s ordinary shares at a rate equal to the arithmetic average of the closing price of the ordinary shares in the five (5) trading days prior to the date of conversion, provided that such conversion rate shall not be lower than $0.50. The loan amount is secured by a pledge on the shares of the Qpoint group. Additionally, for so long as the loan amount under the March-June 2024 Notes is outstanding, the Company has undertaken to cause the Qpoint group to adopt a dividend policy and designate dividend proceeds for the repayment of the loan amount.

The March-June 2024 Warrants issued under the March-June 2024 Purchase Agreement are exercisable as follows: (i) March-June 2024 Warrants exercisable into 4,444,444 ordinary shares are exercisable at an exercise price equal to $0.70 per share until March 12, 2027, (ii) March-June 2024 Warrants exercisable into 4,000,000 ordinary shares are exercisable at an exercise price equal to $0.70 per share until April 3, 2027, (iii) March-June 2024 Warrants exercisable into 1,000,000 ordinary shares are exercisable at an exercise price equal to $0.50 per share until June 26, 2027 and (iv) March-June 2024 Warrants exercisable into 2,000,000 ordinary shares are exercisable at an exercise price equal to $0.70 per share until June 26, 2027.

The conversion of the March-June 2024 Notes and the exercise of the March- June 2024 Warrants will be limited to the extent that, upon the conversion or exercise, the March- June 2024 Investor and its affiliates would in aggregate beneficially own more than 4.99% of the ordinary shares.

Qpoint Purchase

On April 3, 2024, we acquired for NIS 25,000,000 in cash the shares of Qpoint that it did not yet own at that time, constituting 53.5% of Qpoint’s outstanding shares. Payments were agreed to be carried out in three installments as follows: (i) NIS 4,000,000 on the signing date; (ii) NIS 16,000,000 on the closing date (which was April 8, 2024); (iii) Additional NIS 5,000,000 no later than February 10, 2025 (of which NIS 2,500,00 was already paid by June 5, 2024).

This acquisition is strategically aligned with the Company’s mission to establish a leading global professional services and secure data fabric ecosystem. Qpoint has a diverse customer base of over 100 renowned brand clients, including partnerships with Rafael Advanced Defense Systems, the developer of the “Iron Dome”, the Israel Airport Authority and the Ministry of Defense of Israel.

Qpoint, which was established in 2009, comprises five subsidiaries and provides solutions and consulting across various verticals, including innovative data management and security solutions. The strategic integration enhances HUB’s capabilities in safeguarding sensitive information across various sectors.

Qpoint has expertise in software engineering, testing, cybersecurity, ICT, web, mobile, project management and complex integration processes, which bring invaluable additions to HUB’s portfolio and expands HUB’s market reach, revenue stability and customer support. There is a significant cross-selling opportunity between Qpoint and HUB’s expanded offerings, with customers spanning various industries, including the healthcare, government, energy, defense, and financial sectors. The acquisition of Qpoint not only significantly broadens HUB’s customer base and service offerings as a result of Qpoint’s market presence and compelling service solutions, but also integrates a financially sound partner poised to make a significant contribution to HUB’s overall financial well-being.

August 2024 Financing Transaction

On August 18, 2024, we entered into Securities Purchase Agreements (the “August 2024 Purchase Agreements”) with multiple private investors to raise gross proceeds of approximately $3.3 million in exchange for the issuance of convertible notes (the “August 2024 Notes”) with an aggregate principal amount of approximately $4.0 million and warrants to acquire an aggregate of approximately 4.7 million ordinary shares of the Company (the “August 2024 Warrants” and together with the August 2024 Purchase Agreements, the August 2024 Notes and the August 2024 Warrants, the “Transaction Documents”). The proceeds will be used by the Company for general corporate purposes.

The August 2024 Notes are unsecured, have a term of two years and do not accrue interest. They are convertible into ordinary shares of the Company at any time at the option of the holder of each note at a price equal to the lower of $0.70 and the price per share at which the Company sells ordinary shares to a third party, but in no event less than $0.50.

The August 2024 Warrants are exercisable for a period of three years at an exercise price of $1.00 per share. In the event that the conversion price of the August 2024 Notes is reduced, the exercise price of the August 2024 Warrants will be reduced proportionately.

The placement agent for this transaction is entitled to receive a fee of approximately $233,000 in cash and a warrant to purchase approximately 1.1 million ordinary shares of the Company on terms substantially similar to the terms of the August 2024 Warrants (the “Placement Agent Warrant”). The Company intends to enter into a consulting agreement with the placement agent for an initial period of three months, during which the placement agent will be paid a fee of $15,000 per month.

The conversion of the August 2024 Notes and the exercise of the August 2024 Warrants and the Placement Agent Warrant will be limited to the extent that, upon conversion or exercise, the holder and its affiliates would in the aggregate beneficially own more than 4.99% of the Company’s outstanding ordinary shares. The Company has undertaken to register the resale of the ordinary shares underlying the August 2024 Notes and August 2024 Warrants on a registration statement with the Securities and Exchange Commission.

BST Collaboration

In November 2023, we began to collaborate with BlackSwan Technology (“BST”) with the goal of becoming a significant player in the secured data fabric industry. Subsequently, in August 2024, we entered into a collaboration agreement with BST formalizing the terms of the collaboration between the parties (the “BST Collaboration Agreement”). The BST Collaboration Agreement is effective as of November 1, 2023 and pursuant to the terms thereof, BST agreed to conduct activities directed by us to integrate BST technology with HUB technology. It should be emphasized that the retroactive applicability stems from the August 2024 language. In addition, we agreed to provide advisory services to BST in connection with BST’s performance under specified commercial agreements. Pursuant to the BST Collaboration Agreement, we receive all rights to any deliverables created under the BST Collaboration Agreement and an irrevocable, perpetual license to any BST background intellectual property created or developed before or after the effective date of the BST Collaboration Agreement. The BST Collaboration Agreement further grants HUB with the exclusive right available until August 22, 2025 to elect to acquire all of the outstanding share capital of BST or assets of BST to be selected by us, in consideration for up to 30% of our outstanding share capital immediately following the closing of the acquisition on a fully-diluted basis, subject to adjustment and further terms and conditions to be set forth in a definitive agreement. While there is no certainty as to the duration of the BST Collaboration Agreement or any other transaction between the parties, we ultimately hope to leverage the success of the collaboration under the BST Collaboration Agreement into an acquisition of BST, subject to the completion of due diligence and negotiation of a definitive agreement.

Nasdaq Non-Compliance

On July 16, 2024, we received a deficiency notice from Nasdaq informing us that our ordinary shares have failed to comply with the $1.00 minimum bid price required for continued listing under Nasdaq Listing Rule 5450(a)(1) (the “Minimum Bid Price Requirement”) based upon the closing bid price of our ordinary shares for the 30 consecutive business days prior to the date of the deficiency notice. The deficiency notice did not result in the immediate delisting of our ordinary shares from Nasdaq. In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we were given 180 calendar days from, or until January 13, 2025, to regain compliance with the Minimum Bid Price Requirement. If at any time before January 13, 2025, the bid price of our ordinary shares closes at $1.00 per share or more for a minimum of 10 consecutive business days, then Nasdaq will provide written confirmation that we have regained compliance.

In addition, on August 23, 2024 we received a deficiency notice from the staff of the Listing Qualifications department of Nasdaq (the “Staff”) informing us that we are no longer in compliance with Nasdaq Listing Rule 5450(b)(3) (the “Total Assets and Total Revenue Requirement”) because our total assets and total revenue for the most recently completed fiscal year and two of the last three most recently completed fiscal years were each below the minimum $50 million threshold for continued listing on The Nasdaq Global Market. In accordance with Nasdaq Listing Rule 5810(c)(2)(A), we have 45 calendar days, or until October 7, 2024, to submit a plan to Nasdaq to evidence compliance with Nasdaq’s continued listing criteria (the “Compliance Plan”). If the Staff accepts the Company’s Compliance Plan, the Staff can grant us an extension of up to 180 days from the date of the Staff’s notice, or until February 19, 2025, to regain compliance. If the Compliance Plan is not accepted, the Staff will provide written notice that our ordinary shares are subject to delisting. At that time, we may request a hearing before the Nasdaq Hearings Panel (the “Panel”), which request would stay any further action by the Staff at least until the hearing process concludes.

We are considering available options to regain compliance with the continued listing standards. However, there can be no assurance that we will be successful in developing the Compliance Plan, that the Compliance Plan will be accepted by Nasdaq, or even if it is accepted, that we will ultimately regain compliance with the continued listing standards within the allotted extension period, which may be less than the 180 calendar day period available to the Staff.

Liquidity

 As a result of liquidity and cash flow concerns that have arisen due to the ongoing investigation and the delay in the filing of our 2023 Annual Report, along with other factors related to our business operations, we face significant uncertainty regarding the adequacy of our liquidity and capital resources and our ability to repay our obligations as they become due. We are generating negative cash flow, requiring constant and immediate cash injections to continue to operate, and are failing to meet obligations as they become due, including financial, suppliers debts and other ordinary course of operations costs. In addition, and as a result of our ongoing operating losses, we had outstanding liabilities that could not be met by our revenues, including payments due to our debt holders, vendors and service providers, and since May 2024, we have been unable to make required deposits in employee pension and severance funds or to pay required withholding taxes on employee compensation payments. We are currently in default under certain of our debt and convertible obligations totaling approximately $82 million in debt. We are currently negotiating with our debt holders with whom we are currently in default to extend the term of their notes or to convert the same into our ordinary shares. However, there can be no assurance that our discussions will be successful and, if we are not successful in finding an acceptable resolution to the existing default or the impending event of default, the holders of the outstanding debt will be able to seek judgement for the full amount due and may seek to foreclose on our assets, which would adversely affect our business or possibly force us to cease operations and commence liquidation proceedings. In addition, we are currently negotiating with Comsec creditors to achieve with them debt arrangement in light of two applications that were submitted to court to declare the Company and Comsec as insolvent.

The significant uncertainty regarding our liquidity and capital resources, our ability to repay our obligations as they become due, provides substantial doubt about our ability to continue as a going concern for the next twelve months from the date of issuance of our 2023 Annual Report. Our management is closely monitoring the situation and has been attempting to alleviate the liquidity and capital resources concerns through workforce reductions, interim financing facilities, negotiations with the Company’s creditors and other capital raising efforts.

Following the filing of the 2023 Annual Report, we expect to be able to obtain additional sources of debt and equity financing, together with additional revenues from new business opportunities and has engaged with potential investors with regards to such financing alternatives. However, such opportunities remain uncertain and are predicated upon events and circumstances which are outside the Company’s control. The inability to borrow or raise sufficient funds on commercially reasonable terms, would have serious consequences to the Company’s business, financial condition, results of operations and growth prospects.

Our ability to continue as a going concern is contingent upon, among other factors, the sale of ordinary shares to obtain additional funding to support our operations and/or obtaining alternate financing and the ability to cure our outstanding defaults or that these obligations may be negotiated on terms that are favorable to us, if at all. Management currently believes that it will be necessary for us to secure additional funds to continue our existing business operations and to fund our obligations. We have raised and will continue to seek to raise additional funds during 2024 through a variety of equity and/or debt financing arrangements; however, there can be no assurance that we will be able to obtain funds on commercially acceptable terms, if at all. If we cannot generate sufficient revenues, reduce cost and/or secure additional financing on acceptable terms, we may be required to, among other things, alter our business strategy, significantly curtail or discontinue operations or obtain funds by entering into financing agreements on unattractive terms.

Additionally, we signed subscription agreements for the purchase of $50 million of our ordinary shares to be offered in a private placement in connection with the closing of the Business Combination Agreement (the “PIPE Investors”). However, upon the closing of the Business Combination Agreement, we did not receive the funds related to the private placement. Negotiation with the PIPE investors resulted in closing on $4 million to date. The investors never explained their breach of the subscription agreements. While we are considering possible alternatives in order to pursue the majority of the remaining funds committed as a part of the PIPE investment from the investors , it is uncertain that we will be able to receive the remaining PIPE funds.

The ordinary shares being offered for resale in this prospectus represents approximately 60% of our issued and outstanding ordinary shares as of September 12, 2024 (assuming, in each case, the conversion in full of all of the Convertible Notes and the exercise of all of the Warrants). The sale of all the securities being offered in this prospectus could result in a significant decline in the public trading price of our ordinary shares. Despite such a decline in the public trading price, the Selling Securityholders may still experience a positive rate of return on the securities they purchased or are issuable to them in the future due to the differences in the purchase prices of which they purchased the ordinary shares and the warrants described herein. Should the market price of our ordinary shares decline significantly, we may be unable to obtain the sources of debt and equity financing that we are seeking upon favorable terms, if at all.

Additionally, we will receive the proceeds from any exercise of any Warrants in cash. The aggregate amount of proceeds could be up to an aggregate of approximately $40.6 million from the exercise of the Warrants, assuming the exercise in full of all the Warrants for cash at the lowest exercise price. We expect to use any such proceeds for general corporate and working capital purposes, which would increase our liquidity, but our ability to fund our operations is not dependent upon receipt of cash proceeds from the exercise of the Warrants.

We believe the likelihood that warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our ordinary shares. If the market price for our ordinary shares is less than the respective prices of the Warrants, we believe Warrant holders will be unlikely to exercise their Warrants.

Summary Risk Factors

Investing in our ordinary shares involves substantial risks, and our ability to successfully operate our business and execute our growth plan is subject to numerous risks. You should consider all the information contained in this prospectus in deciding whether to invest in our ordinary shares. In particular, you should consider the risk factors described under “Risk Factors” beginning on page 15 and in the documents incorporated by reference into this prospectus. Such risks include, but are not limited to:

●	Our previously disclosed internal investigation was initiated to review allegations of misappropriation of Company funds and other potential fraudulent actions regarding the use of Company funds by a former senior officer of the Company. As a result of or in connection with the matters that were the subject of the investigation, we may become subject to certain regulatory scrutiny. We are unable to predict the effectiveness of any remediation measures recommended by the Special Committee. In addition, we have incurred and may continue to incur substantial costs in connection with the internal investigation, which could have a material adverse effect on our business, financial condition and results of operations.

●	We are a company with a history of net losses and anticipate that we may incur net losses for the foreseeable future. Moreover, our independent registered public accounting firm’s report, contained herein, includes an explanatory paragraph that expresses substantial doubt about our ability to continue as a going concern, indicating the possibility that we may not be able to continue to operate in the future.

●	We have identified material weaknesses in our internal control over financial reporting. If our remediation of the material weaknesses is not effective, or we fail to develop and maintain effective internal controls over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable laws and regulations could be impaired.

●	The circumstances that led to the failure to file our 2023 Annual Report on time, and our efforts to investigate, assess and remediate those matters have caused and may continue to cause substantial delays in our SEC filings.

●	We are not currently in compliance with the continued listing standards of Nasdaq and our failure to meet the continued listing requirements of Nasdaq could result in a delisting of our securities.

●	We have previously financed our operations and certain capital needs through various debt, convertible debt and equity issuances. Our existing and future debt obligations could impair our liquidity and financial condition. We are currently in default under certain of our debt obligations. If we are unable to negotiate a solution for the payment of our outstanding debt or otherwise meet our debt obligations, the lenders could foreclose on our assets which could cause us to curtail or cease operations or have an adverse impact on our business, results of operations and financial condition and the price of our ordinary shares.

●	We will need to raise additional funds in the near future in order to execute our business plan and these funds may not be available to us when we need them. If we cannot raise additional funds when we need them, our business, prospects, financial condition and operating results could be negatively affected.

●	An inability to attract new customers, retain existing customers and sell additional services to customers could adversely impact our revenue and results of operations.

●	The termination of, or material changes to, our relationships with key vendors could materially adversely affect our business, financial condition and operating results, which could be exacerbated due to our reliance on a small number of vendors for a significant portion of our distribution and offerings in our Professional Services division.

●	Actions that we have taken to reduce costs and rebalance investments may not result in anticipated savings or operational efficiencies, could result in total costs and expenses that are greater than expected, and could disrupt our business.

●	Our limited operating history in the field of secured data fabric and confidential computing makes it difficult to evaluate our business and future prospects and increases the risk of your investment.

●	The network security market is rapidly evolving within the increasingly challenging cyber threat landscape. If our solutions fail to adapt to market changes and demands, sales may not continue to grow or may decline.

●	Our reputation and business could be harmed based on real or perceived shortcomings, defects or vulnerabilities in our solutions or if our customers experience security breaches, which could have a material adverse effect on our business, reputation and operating results.

●	Our ability to introduce new products, features, integrations and enhancements is dependent on adequate research and development resources.

●	We currently have and target many customers that are large corporations and government entities, which are subject to a number of challenges and risks, such as increased competitive pressures, administrative delays and additional approval requirements.

●	The market’s acceptance of secured data fabric and confidential computing as implemented by our solutions is not fully proven, is evolving and this market may develop more slowly than or differently from our expectations.

●	We may not be able to convert our customer orders in backlog or pipeline into revenue.

●	We may fail to fully execute, integrate or realize the benefits expected from acquisitions, which may require significant management attention, disrupt our business and adversely affect our results of operations.

●	A shortage of components or manufacturing capacity could cause a delay in our ability to fulfill orders or increase our manufacturing costs.

●	Our management team has limited experience managing a U.S. listed public company.

●	Our business relies on the performance of, and we face stark competition for, highly skilled personnel, including our management, other key employees and qualified employees, and the loss of one or more of such personnel or of a significant number of our team members or the inability to attract and retain executives and qualified employees we need to support our operations and growth, could harm our business.

●	Changes in tax laws or exposure to additional income tax liabilities could affect our future profitability.

●	As a company that seeks to become a comprehensive secured data fabric provider and confidential computing provider, if any of our systems, our customers’ cloud or on-premises environments, or our internal systems are breached or if unauthorized access to customer or third-party data is otherwise obtained, public perception of our business may be harmed, and we may lose business and incur losses or liabilities.

●	Undetected defects and errors may increase our costs and impair the market acceptance of our products and solutions.

●	We may not be able to adequately protect or enforce our intellectual property rights or prevent unauthorized parties from copying or reverse engineering our products or technology. Our efforts to protect and enforce our intellectual property rights and prevent third parties from violating our rights may be costly.

●	The dynamic regulatory environment around privacy and data protection may limit our offering or require modification of our products and services, which could limit our ability to attract new customers and support our existing customers and increase our operational expenses. We could also be subject to investigations, litigation, or enforcement actions alleging that we fail to comply with the regulatory requirements, which could harm our operating results and adversely affect our business.

●	Actual or perceived failures to comply with applicable data protection, privacy and security laws, regulations, standards and other requirements could adversely affect our business, financial condition and prospects.

●	We are subject to a number of securities class actions and other litigations and could be subject to additional litigation in the United States, Israel or elsewhere that could negatively impact our business, including resulting in substantial costs and liabilities.

●	Conditions in Israel could materially and adversely affect our business.

Implications of Being an Emerging Growth Company and a Foreign Private Issuer

We qualify as an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”). An emerging growth company may take advantage of specified exemptions from various requirements that are otherwise applicable generally to U.S. public companies. These provisions include:

●	an exemption that allows the inclusion in an initial public offering registration statement of only two years of audited financial statements and selected financial data and only two years of related disclosure;

●	reduced executive compensation disclosure;

●	exemptions from the requirements of holding a non-binding advisory vote on executive compensation and any golden parachute payments not previously approved;

●	an exemption from compliance with the requirement of the Public Company Accounting Oversight Board regarding the communication of critical audit matters in the auditor’s report on the financial statements; and

●	an exemption from the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) in the assessment of the emerging growth company’s internal control over financial reporting.

The JOBS Act also permits an emerging growth company such as us to delay adopting new or revised accounting standards until such time as those standards are applicable to private companies. We have elected to use this extended transition period to enable us to comply with certain new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates. We may choose to take advantage of some but not all of these reduced reporting burdens.

We will remain an emerging growth company until the earliest of:

●	the last day of our fiscal year during which we have total annual revenue of at least $1.235 billion;

●	the last day of our fiscal year following the fifth anniversary of the closing of the Business Combination Agreement;

●	the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; or

●	the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would occur if the market value of our Class A ordinary shares that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter.

In addition, we report under the Exchange Act as a “foreign private issuer.” As a foreign private issuer, we may take advantage of certain provisions under the rules that allow us to follow Israeli law for certain corporate governance matters. Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

●	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time;

●	the rules under the Exchange Act requiring the filing with the U.S. Securities and Exchange Commission (the “SEC”) of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events; and

●	Regulation Fair Disclosure (“Regulation FD”), which regulates selective disclosures of material information by issuers.

Foreign private issuers, like emerging growth companies, also are exempt from certain more stringent executive compensation disclosure rules. Thus, if we remain a foreign private issuer, even if we no longer qualify as an emerging growth company, we will continue to be exempt from the more stringent compensation disclosures required of public companies that are neither an emerging growth company nor a foreign private issuer.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We are required to determine our status as a foreign private issuer on an annual basis at the end of our second fiscal quarter. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies:

●	the majority of our executive officers or directors are U.S. citizens or residents;

●	more than 50% of our assets are located in the United States; or

●	our business is administered principally in the United States.

THE OFFERING

Ordinary shares issuable by us upon exercise of the Public Warrants, Private Warrants and the Prior Warrants	1,891,847

Ordinary shares that may be offered and sold from time to time by the Selling Securityholders

Up to 49,253,117 ordinary shares (the “Offered Shares”) issued or issuable to certain of the Selling Securityholders consisting of: (a) 31,194 ordinary shares issued at the closing of the Business Combination Agreement in exchange for shares of RNER common stock held by a director and officer of RNER prior to the Business Combination Agreement, which was initially purchased in a private placement prior to the initial public offering of RNER; (b) up to 878 ordinary shares that are issuable upon the exercise of the 11,687 Private Warrants (which were originally issued as part of units in a private placement as part of the initial public offering of RNER at a price of $100.00 per unit) at an exercise price of $127.90 per whole ordinary share by certain of the Selling Securityholders named in this prospectus; (c) up to 892,857 ordinary shares issuable upon exercise of warrants (the “Lind Warrants”) issued to an investor named as a Selling Securityholder in this prospectus pursuant to the Lind Financing, as defined below; (d) up to 22,453,334 ordinary shares issuable upon conversion of principal and accrued interest under convertible notes (the “March-June 2024 Convertible Notes”) issued to an investor named as a Selling Securityholder in this prospectus in the March-June 2024 Financing Transaction, as defined below, assuming a conversion price of $0.50 and maximum accrued interest through September 24, 2024; (e) up to 11,444,444 ordinary shares issuable upon exercise of warrants issued to an investor that is named as a Selling Securityholder in this prospectus in the March-June 2024 Financing Transaction (the “March-June 2024 Warrants”); (f) up to 8,046,500 ordinary shares issuable upon conversion of principal under convertible notes (the “August 2024 Convertible Notes” and together with the March-June 2024 Convertible Notes, the “Convertible Notes”) issued to certain investors that are named as Selling Securityholders in this prospectus in the August 2024 Financing Transaction, as defined below, assuming a conversion price of $0.50; (g) up to 4,750,005 ordinary shares issuable upon exercise of warrants issued to certain of the Selling Securityholders named in this prospectus in the August 2024 Financing Transaction; (h) up to 1,108,332 ordinary shares issuable upon exercise of warrants issued to the placement agent in the in the August 2024 Financing Transaction (the “Placement Agent Warrants” and together with the Lind Warrants, August 2024 Warrants, Public Warrants, Private Warrants, Prior Warrants, and August 2024 Warrants, the “Warrants”); (i) up to 454,545 ordinary shares issued to a consultant that is named as a Selling Securityholder in this prospectus; and (j) up to 71,528 ordinary shares issued to an investor that is named as a Selling Securityholder in this prospectus.

Private Warrants that may be offered and sold from time to time by the Selling Securityholders	11,687 Private Warrants

Terms of Warrants	Each of the outstanding Public Warrants and Private Warrants entitles the holder to purchase three fourths of one ordinary share at a price of $127.9 per whole share. The Public Warrants and Private Warrants expire on February 28, 2028 at 5:00 p.m., New York City time. As a result, a holder must exercise the Public Warrants in multiples of two warrants, subject to adjustment, to validly exercise the Public Warrants.

The Prior Warrants are exercisable for one ordinary share each, with an exercise price of $20.30 per ordinary share. The Prior Warrants were originally set to expire on August 22, 2023, but our Board approved an extension to the prior warrants and their current expiration date is on August 22, 2025 at 5:00 p.m., New York City time.

The Lind Warrants entitle the holder to purchase one ordinary share at an exercise price equal to $3.50 until August 24, 2028.

Each March-June 2024 Warrant entitles the holder to purchase one ordinary share. The warrants issued in the March-June 2024 Financing Transaction are exercisable as follows: (i) March-June 2024 Warrants exercisable into 4,444,444 ordinary shares are exercisable at an exercise price equal to $0.70 per share until March 12, 2027, (ii) March-June 2024 Warrants exercisable into 4,000,000 ordinary shares are exercisable at an exercise price equal to $0.70 per share until April 3, 2027, (iii) March-June 2024 Warrants exercisable into 1,000,000 ordinary shares are exercisable at an exercise price equal to $0.50 per share until June 26, 2027 and (iv) March-June 2024 Warrants exercisable into 2,000,000 ordinary shares are exercisable at an exercise price equal to $0.70 per share until June 26, 2027.

Each August 2024 Warrant and Placement Agent Warrant entitles the holder to purchase one ordinary share. Each warrant issued in the August 2024 Financing Transaction is exercisable at an exercise price equal to $1.00 per share until August 18, 2027, provided that in the event that the conversion price of the August 2024 Notes is reduced, the exercise price of such warrants will be reduced proportionately.

Offering prices of the ordinary shares	The securities offered by this prospectus may be offered and sold at prevailing market prices, privately negotiated prices or such other prices as the Selling Securityholders may determine. See “Plan of Distribution.”

Ordinary shares issued and outstanding prior to any exercise of Warrants and Convertible Notes	30,459,736 ordinary shares (as of September 12, 2024).

Ordinary shares to be issued and outstanding assuming exercise of all Warrants and Convertible Notes	81,572,628 ordinary shares (as of September 12, 2024).

Use of proceeds	We will receive up to an aggregate of approximately $40.6 million from the exercise of the Warrants, assuming the exercise in full of all the Warrants for cash at the lowest exercise price. If any of the Warrants are exercised pursuant to a cashless exercise feature, we will not receive any cash from these exercises. We expect to use the net proceeds from the exercise of the Warrants, if any, for general corporate purposes. Our management will have broad discretion over the use of proceeds from the exercise of the Warrants. We believe the likelihood that warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our ordinary shares. If the market price for our ordinary shares is less than the respective exercise prices of the Warrants, we believe Warrant holders will be unlikely to exercise their warrants. See “Use of Proceeds.”

All of the Offered Shares offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales of the Offered Shares.

Dividend Policy	We have never declared or paid any cash dividend on our ordinary shares. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. Any further determination to pay dividends on our ordinary shares would be at the discretion of our board of directors, subject to applicable laws, and would depend on our financial condition.

Market for our ordinary shares and warrants	Our ordinary shares and SPAC Warrants are listed on the Nasdaq Stock Market LLC under the trading symbols “HUBC,” “HUBCW” and “HUBCZ,” respectively.

Risk factors	Prospective investors should carefully consider the “Risk Factors” beginning on page 15 for a discussion of certain factors that should be considered before buying the securities offered hereby.

RISK FACTORS

You should carefully consider the risks described below and the risks described in the documents incorporated by reference herein, including our 2023 Annual Report, as well as the other information included in this prospectus or incorporated by reference in this prospectus before you decide to buy our securities. The risks and uncertainties described below are not the only risks facing us. We may face additional risks and uncertainties not currently known to us or that we currently deem to be immaterial. Any of the risks described below, and any such additional risks, could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

Risks Related to this Offering

The securities being offered in this prospectus represent a substantial percentage of our outstanding ordinary shares, and the sales of such securities could cause the market price of our ordinary shares to decline significantly.

The ordinary shares being offered for resale in this prospectus represents approximately 60% of our issued and outstanding ordinary shares as of September 12, 2024 (assuming, in each case, the conversion in full of all of the Convertible Notes and the exercise of all of the Warrants). The sale of all the securities being offered in this prospectus could result in a significant decline in the public trading price of our ordinary shares. Despite such a decline in the public trading price, the Selling Securityholders may still experience a positive rate of return on the securities they purchased or are issuable to them in the future due to the differences in the purchase prices of which they purchased the ordinary shares and the warrants described above.

Should our share price exceed the respective conversion price of the debt obligations held or respective exercise price of the specific warrant held, the Selling Securityholders may experience potential profit upon the conversion of our outstanding debt obligations or the exercise of a warrant and sale of the underlying ordinary share in the amount such sale exceeds the conversion or exercise price of the underlying ordinary share.

Future sales of a substantial number of our securities in the public market by us or our existing securityholders could cause the market price of our ordinary shares and warrants to decline significantly.

The sale of substantial amounts of ordinary shares or warrants by us or our existing securityholders, or the perception that such sales could occur, could harm the prevailing market price of our ordinary shares and warrants. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. We believe the likelihood that Warrant holders will exercise the Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our ordinary shares. If the market price for our ordinary shares is less than the respective exercise prices of the Warrants, we believe Warrant holders will be unlikely to exercise their Warrants.

In addition, the ordinary shares reserved for future issuance under our equity incentive plans will become eligible for sale in the public market once those shares are issued, subject to provisions relating to vesting agreements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144, as applicable. We intend to file a Form S-8 shortly after the date of this prospectus to register our ordinary shares or securities convertible into or exchangeable for ordinary shares issued pursuant to our equity incentive plans. Such Form S-8 registration statement will become effective immediately upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market once the Form S-8 is filed.

In the future, we may also issue our securities in connection with investments or acquisitions. The amount of ordinary shares issued in connection with an investment or acquisition could constitute a material portion of our ordinary shares. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to our shareholders and have a negative impact on the market price of our ordinary shares.

It is not possible to predict the actual number of ordinary shares, if any, we will issue upon conversion of the Convertible Notes to the Selling Securityholders, or the actual gross proceeds resulting from exercises of the Warrants.

We do not have the right to control the timing and amount of any conversions under the Convertible Notes. Additionally, we do not control the timing or frequency of exercises of the Warrants. The number of shares that we issue upon conversion of the Convertible Notes and/or upon exercise of Warrants, if any, will depend upon market conditions and other factors to be determined by the respective Selling Securityholder. The Selling Securityholder may ultimately decide to convert none or a portion of the principal amount of the Convertible Notes or exercise none or a portion of the Warrants.

Because the conversion price of certain of the Convertible Notes will fluctuate based on the market prices of our ordinary shares at the time of conversion by the Selling Securityholders pursuant to the Convertible Notes, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the purchase price per share that such Selling Securityholder will effectively pay for ordinary shares issued upon conversion under the Convertible Notes, or the aggregate gross proceeds that we will receive from any exercises of the Warrants by a Selling Securityholder.

Because the market price of our ordinary shares may fluctuate from time to time after the date of this prospectus and, as a result, the actual number of shares we issue to the Selling Securityholders upon conversion of the Convertible Notes and the purchase prices to be paid by the Selling Securityholder upon exercise of the Warrants, if any, also may fluctuate significantly based on the market price of our ordinary shares.

The number of ordinary shares ultimately offered for sale by the Selling Securityholders is dependent upon the number of shares, if any, we ultimately issue upon conversion of the Convertible Notes and exercises of the Warrants, if any. However, even if the Selling Securityholders elect to convert the entire principal amount of the Convertible Notes and exercise all of the Warrants, the Selling Securityholder may resell all, some or none of such shares at any time or from time to time in its sole discretion and at different prices.

Investors who buy ordinary shares from the Selling Securityholders at different times will likely pay different prices.

We do not have the right to control the timing and amount of any conversions under the Convertible Notes or exercises of the Warrants by the Selling Securityholders. If and when the Selling Securityholders convert any principal amounts under the Convertible Notes or exercises any of the Warrants and has acquired our ordinary shares, the Selling Securityholders may resell all, some or none of such shares at any time or from time to time in their sole discretion and at different prices. As a result, investors who purchase shares from the Selling Securityholders in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from the Selling Securityholders in this offering as a result of future conversions under the Convertible Notes and exercises of the Warrants at prices lower than the prices such investors paid for their shares in this offering. In addition, if we issue a substantial number of ordinary shares to the Selling Securityholders upon conversions under the Convertible Notes or exercises of the Warrants, or if investors expect that the Selling Securityholders will convert under the Convertible Notes or exercises the Warrants, the actual issuance of shares or the mere existence of the Convertible Notes and Warrants may result in significant dilution to our current shareholders and may cause volatility in the trading price of our ordinary shares and may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

Risks Related to Operations in Israel

Conditions in Israel could materially and adversely affect our business.

Many of our employees, including certain management members operate from our offices that are located in Tel Aviv, Israel. In addition, a number of our officers and directors are residents of Israel. Accordingly, political, economic, and military conditions in Israel and the surrounding region may directly affect our business and operations. On the military front, in recent years, Israel has been engaged in sporadic armed conflicts with Hamas, an Islamist terrorist group that controls the Gaza Strip, with Hezbollah, an Islamist terrorist group that controls large portions of southern Lebanon, and with Iranian-backed military forces in Syria. Some of these hostilities were accompanied by missiles being fired from the Gaza Strip, Lebanon and Syria against civilian targets in various parts of Israel, including areas in which our employees are located, which negatively affected business conditions in Israel. Any hostilities involving Israel, regional political instability or the interruption or curtailment of trade between Israel and its trading partners could materially and adversely affect our operations and results of operations.

In particular, October 7, 2023, thousands of Hamas terrorists invaded Israel’s southern border from the Gaza Strip and conducted widespread brutal attacks on civilian and military targets. Hamas concurrently launched extensive rocket attacks on Israeli population and industrial centers located along Israel’s border with the Gaza Strip and in other areas within the State of Israel. These attacks resulted in thousands of deaths and injuries, and Hamas additionally kidnapped hundreds of civilians and soldiers from Israel. Following the invasion, Israel’s security cabinet declared war against Hamas and commenced a military campaign against Hamas, and terrorist organizations in parallel continued rocket and terror attacks against Israeli targets.

The Israel Defense Force (the “IDF”), the national military of Israel, is a conscripted military service, subject to certain exceptions. Accordingly, many Israeli citizens are obligated to perform several weeks of annual military reserve duty each year until they reach the age of 40 (or older, for reservists who are military officers or who have certain occupations) and, in the event of a military conflict, may be called to active duty. Since the war with Hamas broke out and as of the date of this prospectus, 42 of our 321 employees served in active duty, including our CEO and CTO. Military service call ups that result in absences of personnel for an extended period of time may materially and adversely affect our business, prospects, financial condition and results of operations.

Since the war broke out on October 7, 2023, our operations have not been adversely affected by this situation in a material manner, and we have not experienced material disruptions to our business operations. As such, our product and business development activities remain on track. However, the intensity and duration of Israel’s current war against Hamas is difficult to predict at this stage, as are such war’s economic implications on our business and operations and on Israel’s economy in general. If the war extends for a long period of time or expands to other fronts, such as Lebanon, Syria and the West Bank, our operations may be adversely affected.

In addition, since the commencement of these events, there have been continual hostilities along Israel’s northern border with Lebanon (with the Hezbollah terror organization) and southern border (with the Houthi movement in Yemen). It is possible that hostilities with Hezbollah in Lebanon will escalate, and that other terrorist organizations, including Palestinian military organizations in the West Bank as well as other hostile countries, will join the hostilities.

In addition, in April 2024, Iran launched a direct attack on Israel involving hundreds of drones and missiles and has threatened to continue to attack Israel and is widely believed to be developing nuclear weapons. Iran is also believed to have a strong influence among extremist groups in the region, such as Hamas in Gaza, Hezbollah in Lebanon, the Houthi movement in Yemen and various rebel militia groups in Syria and Iraq. Such clashes may escalate in the future into a greater regional conflict. These situations may potentially escalate in the future to more violent events which may affect Israel and us.

Any armed conflicts, terrorist activities or political instability in the region could adversely affect business conditions, could harm our results of operations and could make it more difficult for us to raise capital. Parties with whom we do business may decline to travel to Israel during periods of heightened unrest or tension, forcing us to make alternative arrangements when necessary in order to meet our business partners face to face. In addition, the political and security situation in Israel may result in parties with whom we have agreements involving performance in Israel refusing to perform their commitments under those agreements. Further, in the past, the State of Israel and Israeli companies have been subjected to economic boycotts. Several countries still restrict business with the State of Israel and with Israeli companies. These restrictive laws and policies may have an adverse impact on our operating results, financial condition or the expansion of our business. Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its trading partners could adversely affect our operations and results of operations.

Our commercial insurance does not cover losses that may occur as a result of events associated with war and terrorism. Although the Israeli government currently covers the reinstatement value of direct damages that are caused by terrorist attacks or acts of war, we cannot assure you that this government coverage will be maintained or that it will sufficiently cover our potential damages. Any losses or damages incurred by us could have a material adverse effect on its business. Any armed conflicts or political instability in the region would likely negatively affect business conditions and could harm our results of operations.

Further, political conditions within Israel may affect our operations. Israel has held five general elections between 2019 and 2022, and prior to October 2023, the Israeli government pursued extensive changes to Israel’s judicial system, which sparked extensive political debate and unrest. To date, these initiatives have been substantially put on hold. Actual or perceived political instability in Israel or any negative changes in the political environment, may individually or in the aggregate adversely affect the Israeli economy and, in turn, our business, financial condition, results of operations and growth prospects.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS;
MARKET, RANKING AND OTHER INDUSTRY DATA

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “potential” or the negative of these terms or other similar expressions. Forward-looking statements include, without limitation, our expectations concerning the outlook for our business, productivity, plans and goals for future operational improvements and capital investments, operational performance, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance.

Forward-looking statements involve a number of risks, uncertainties and assumptions, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to:

●	Our previously disclosed internal investigation was initiated to review allegations of misappropriation of Company funds and other potential fraudulent actions regarding the use of Company funds by a former senior officer of the Company. As a result of or in connection with the matters that were the subject of the investigation, we may become subject to certain regulatory scrutiny, which could have a material adverse effect on our business, financial condition and results of operation.

●	We are a company with a history of net losses and anticipate that we may incur net losses for the foreseeable future. Moreover, our independent registered public accounting firm’s report, contained herein, includes an explanatory paragraph that expresses substantial doubt about our ability to continue as a going concern, indicating the possibility that we may not be able to continue to operate in the future.

●	We have identified material weaknesses in our internal control over financial reporting. If our remediation of the material weaknesses is not effective, or we fail to develop and maintain effective internal controls over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable laws and regulations could be impaired.

●	The circumstances that led to the failure to file our 2023 Annual Report on time, and our efforts to assess and remediate those matters have caused and may continue to cause substantial delays in our SEC filings.

●	We are not currently in compliance with the continued listing standards of Nasdaq and our failure to meet the continued listing requirements of Nasdaq could result in a delisting of our securities.

●	We have financed our operations and certain capital needs through various debt, convertible debt and equity issuances. Our existing and future debt obligations could impair our liquidity and financial condition. We are currently in default under certain of our debt obligations. If we are unable to negotiate a solution for the payment of our outstanding debt or otherwise meet our debt obligations, the lenders could foreclose on our assets which could cause us to curtail or cease operations or have an adverse impact on our business, results of operations and financial condition and the price of our ordinary shares.

●	We need to raise additional funds in the near future in order to execute our business plan and these funds may not be available to us when we need them. If we cannot raise additional funds when we need them, our business, prospects, financial condition and operating results could be negatively affected.

●	An inability to attract new customers, retain existing customers and sell additional services to customers could adversely impact our revenue and results of operations.

●	The termination of, or material changes to, our relationships with key vendors and customers could materially adversely affect our business, financial condition and operating results, which could be exacerbated due to our reliance on a small number of vendors for a significant portion of our distribution and offerings in our Professional Services division.

●	Actions that we have taken to reduce costs and rebalance investments may not result in anticipated savings or operational efficiencies, could result in total costs and expenses that are greater than expected, and could disrupt our business.

●	Our limited operating history in the fields of secured data fabric and confidential computing makes it difficult to evaluate our business and future prospects and increases the risk of your investment.

●	The network security market is rapidly evolving within the increasingly challenging cyber threat landscape. If our solutions fail to adapt to market changes and demands, sales may not continue to grow or may decline.

●	Our reputation and business could be harmed based on real or perceived shortcomings, defects or vulnerabilities in our solutions or if our customers experience security breaches, which could have a material adverse effect on our business, reputation and operating results.

●	Our ability to introduce new products, features, integrations and enhancements is dependent on adequate research and development resources.

●	We currently have and target many customers that are large corporations and government entities, which are subject to a number of challenges and risks, such as increased competitive pressures, administrative delays and additional approval requirements.

●	We may not be able to convert our customer orders in backlog or pipeline into revenue.

●	A shortage of components or manufacturing capacity could cause a delay in our ability to fulfill orders or increase our manufacturing costs.

●	Our management team has limited experience managing a U.S. listed public company.

●	Our business relies on the performance of, and we face stark competition for, highly skilled personnel, including our management, other key employees and qualified employees, and the loss of one or more of such personnel or of a significant number of our team members or the inability to attract and retain executives and qualified employees we need to support our operations and growth, could harm our business.

●	Changes in tax laws or exposure to additional income tax liabilities could affect our future net profitability.

●	As a cybersecurity provider, if any of our systems, our customers’ cloud or on-premises environments, or our internal systems are breached or if unauthorized access to customer or third-party data is otherwise obtained, public perception of our business may be harmed, and we may lose business and incur losses or liabilities.

●	Undetected defects and errors may increase our costs and impair the market acceptance of our products and solutions.

●	We may not be able to adequately protect or enforce our intellectual property rights or prevent unauthorized parties from copying or reverse engineering our products or technology. Our efforts to protect and enforce our intellectual property rights and prevent third parties from violating our rights may be costly.

●	The dynamic regulatory environment around privacy and data protection may limit our offering or require modification of our products and services, which could limit our ability to attract new customers and support our existing customers and increase our operational expenses. We could also be subject to investigations, litigation, or enforcement actions alleging that we fail to comply with the regulatory requirements, which could harm our operating results and adversely affect our business.

●	Our actual or perceived failure to adequately protect personal data could subject us to sanctions and damages and could harm our reputation and business.

●	We may be required to indemnify our directors and officers in certain circumstances.

●	A market for our securities may not develop or be sustained, which would adversely affect the liquidity and price of our securities.

●	We are subject to a number of securities class actions and other litigations and could be subject to additional litigation in the United States, Israel or elsewhere that could negatively impact our business, including resulting in substantial costs and liabilities.

●	Class action litigation due to stock price volatility or other factors could cause us to incur substantial costs and divert management’s attention and resources.

●	If our estimates or judgments relating to our critical accounting policies are based on assumptions that change or prove to be incorrect, our operating results could fall below expectations of securities analysts and investors, resulting in a decline in our stock price.

●	Provisions of Israeli law and our articles of association may delay, prevent or make difficult an acquisition of us, prevent a change of control, and negatively impact our share price.

●	Our ordinary shares and warrants may not continue to be listed on a national securities exchange, which could limit investors’ ability to make transactions in such securities and subject us to additional trading restrictions.

●	If securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding our ordinary shares adversely, then the price and trading volume of our ordinary shares could decline.

●	As we are a “foreign private issuer” and intend to follow certain home country corporate governance practices, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all Nasdaq corporate governance requirements.

●	The listing of our securities on Nasdaq did not benefit from the process undertaken in connection with an underwritten initial public offering, which could result in diminished investor demand, inefficiencies in pricing and a more volatile public price for our securities.

●	Conditions in Israel, including the current war between Israel and Hamas, could materially and adversely affect our business.

●	It may be difficult to enforce a U.S. judgment against us, our officers and directors and the Israeli experts named in the 2023 Annual Report in Israel or the United States, or to assert U.S. securities laws claims in Israel or serve process on our officers and directors and these experts.

●	We may issue additional ordinary shares or other equity securities without seeking approval of our shareholders, which would dilute the ownership interests represented by our ordinary shares and may depress the market price of our ordinary shares.

●	Our previously disclosed internal investigation was initiated to review allegations of misappropriation of Company funds and other potential fraudulent actions regarding the use of Company funds by a former senior officer of the Company. As a result of or in connection with the matters that were the subject of the investigation, we may become subject to certain regulatory scrutiny. In addition, we have incurred and may continue to incur substantial costs in connection with the internal investigation, which could have a material adverse effect on our business, financial condition and results of operations.

●	We are a company with a history of net losses and anticipate that we may incur net losses for the foreseeable future. Moreover, our independent registered public accounting firm’s report, contained herein, includes an explanatory paragraph that expresses substantial doubt about our ability to continue as a going concern, indicating the possibility that we may not be able to continue to operate in the future.

●	We have identified material weaknesses in our internal control over financial reporting. If our remediation of the material weaknesses is not effective, or we fail to develop and maintain effective internal controls over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable laws and regulations could be impaired.

●	The circumstances that led to the failure to file our 2023 Annual Report on time, and our efforts to investigate, assess and remediate those matters have caused and may continue to cause substantial delays in our SEC filings.

●	We have previously financed our operations and certain capital needs through various debt, convertible debt and equity issuances. Our existing and future debt obligations could impair our liquidity and financial condition. We are currently in default under certain of our debt obligations. If we are unable to negotiate a solution for the payment of our outstanding debt or otherwise meet our debt obligations, the lenders could foreclose on our assets which could cause us to curtail or cease operations or have an adverse impact on our business, results of operations and financial condition and the price of our ordinary shares.

●	We will likely be required to raise additional funds in the near future in order to execute our business plan and these funds may not be available to us when we need them. If we cannot raise additional funds when we need them, our business, prospects, financial condition and operating results could be negatively affected.

●	An inability to attract new customers, retain existing customers and sell additional services to customers could adversely impact our revenue and results of operations.

●	The termination of, or material changes to, our relationships with key vendors could materially adversely affect our business, financial condition and operating results, which could be exacerbated due to our reliance on a small number of vendors for a significant portion of our distribution and offerings in our Professional Services division.

●	Actions that we have taken to reduce costs and rebalance investments may not result in anticipated savings or operational efficiencies, could result in total costs and expenses that are greater than expected, and could disrupt our business.

●	Our limited operating history in the field of confidential computing makes it difficult to evaluate our business and future prospects and increases the risk of your investment.

●	The network security market is rapidly evolving within the increasingly challenging cyber threat landscape. If our solutions fail to adapt to market changes and demands, sales may not continue to grow or may decline.

●	Our reputation and business could be harmed based on real or perceived shortcomings, defects or vulnerabilities in our solutions or if our customers experience security breaches, which could have a material adverse effect on our business, reputation and operating results.

●	Our ability to introduce new products, features, integrations and enhancements is dependent on adequate research and development resources.

●	We currently have and target many customers that are large corporations and government entities, which are subject to a number of challenges and risks, such as increased competitive pressures, administrative delays and additional approval requirements.

●	We may not be able to convert our customer orders in backlog or pipeline into revenue.

●	A shortage of components or manufacturing capacity could cause a delay in our ability to fulfill orders or increase our manufacturing costs.

●	Our management team has limited experience managing a U.S. listed public company.

●	Our business relies on the performance of, and we face stark competition for, highly skilled personnel, including our management, other key employees and qualified employees, and the loss of one or more of such personnel or of a significant number of our team members or the inability to attract and retain executives and qualified employees we need to support our operations and growth, could harm our business.

●	Changes in tax laws or exposure to additional income tax liabilities could affect our future profitability.

●	As a cybersecurity provider, if any of our systems, our customers’ cloud or on-premises environments, or our internal systems are breached or if unauthorized access to customer or third-party data is otherwise obtained, public perception of our business may be harmed, and we may lose business and incur losses or liabilities.

●	Undetected defects and errors may increase our costs and impair the market acceptance of our products and solutions.

●	We may not be able to adequately protect or enforce our intellectual property rights or prevent unauthorized parties from copying or reverse engineering our products or technology. Our efforts to protect and enforce our intellectual property rights and prevent third parties from violating our rights may be costly.

●	The dynamic regulatory environment around privacy and data protection may limit our offering or require modification of our products and services, which could limit our ability to attract new customers and support our existing customers and increase our operational expenses. We could also be subject to investigations, litigation, or enforcement actions alleging that we fail to comply with the regulatory requirements, which could harm our operating results and adversely affect our business.

●	Our actual or perceived failure to adequately protect personal data could subject us to sanctions and damages and could harm our reputation and business.

●	We may be required to indemnify our directors and officers in certain circumstances.

●	A market for our securities may not develop or be sustained, which would adversely affect the liquidity and price of our securities.

●	We are subject to a number of securities class actions and other litigations and could be subject to additional litigation in the United States, Israel or elsewhere that could negatively impact our business, including resulting in substantial costs and liabilities.

●	If our estimates or judgments relating to our critical accounting policies are based on assumptions that change or prove to be incorrect, our operating results could fall below expectations of securities analysts and investors, resulting in a decline in our stock price.

●	Provisions of Israeli law and our articles of association may delay, prevent or make difficult an acquisition of us, prevent a change of control, and negatively impact our share price.

●	Our ordinary shares and warrants may not continue to be listed on a national securities exchange, which could limit investors’ ability to make transactions in such securities and subject us to additional trading restrictions.

●	If securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding our ordinary shares adversely, then the price and trading volume of our ordinary shares could decline.

●	As we are a “foreign private issuer” and intend to follow certain home country corporate governance practices, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all Nasdaq corporate governance requirements.

●	The listing of our securities on Nasdaq did not benefit from the process undertaken in connection with an underwritten initial public offering, which could result in diminished investor demand, inefficiencies in pricing and a more volatile public price for our securities.

●	Conditions in Israel could materially and adversely affect our business.

●	It may be difficult to enforce a U.S. judgment against us, our officers and directors and any of our Israeli experts named in Israel or the United States, or to assert U.S. securities laws claims in Israel or serve process on our officers and directors and these experts.

●	We may issue additional ordinary shares or other equity securities without seeking approval of our shareholders, which would dilute the ownership interests represented by our ordinary shares and may depress the market price of our ordinary shares; and

●	The other matters described in the section titled “Risk Factors” beginning on page 15 and in the documents incorporated by reference into this prospectus.

We caution you against placing undue reliance on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date of this prospectus. We undertake no obligation to revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs. In the event that any forward-looking statement is updated, no inference should be made that we will make additional updates with respect to that statement, related matters, or any other forward-looking statements. Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements, including discussions of significant risk factors, may appear in our public filings with the SEC, which are or will be (as appropriate) accessible at www.sec.gov, and which you are advised to consult. For additional information, please see the section titled “Where You Can Find More Information; Incorporation of Information by Reference” elsewhere in this prospectus.

Market, ranking and industry data used throughout this prospectus, including statements regarding market size and technology adoption rates, is based on the good faith estimates of our management, which in turn are based upon our management’s review of internal surveys, independent industry surveys and publications including third party research and publicly available information. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While we are not aware of any misstatements regarding the industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus and in and “Risk Factors” and “Operating and Financial Review and Prospects” in our 2023 Annual Report on Form 20-F incorporated by reference into this prospectus.

USE OF PROCEEDS

We will receive up to an aggregate of approximately $40.6 million from the exercise of the Warrants, assuming the exercise in full of all the Warrants for cash at the lowest exercise price.

If the Warrants are exercised pursuant to a cashless exercise feature, we will not receive any cash from these exercises. We expect to use the net proceeds from the exercise of the Warrants, if any, for general corporate purposes. Our management will have broad discretion over the use of proceeds from the exercise of the Warrants. There is no assurance that the holders of the warrants will elect to exercise any or all of the Warrants. To the extent that the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease. We believe the likelihood that warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our ordinary shares. If the market price for our ordinary shares is less than the respective exercise prices for the Warrants, we believe warrant holders will be unlikely to exercise their Warrants. As of September 12, 2024, the closing price of our ordinary shares was $0.48 per share.

All of the ordinary shares offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our ordinary shares as of September 12, 2024 by:

●	each person known by us who is the beneficial owner of 5% or more of our outstanding ordinary shares;

●	each of our executive officers and directors individually; and

●	all of our executive officers and directors as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days of September 12, 2024. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all ordinary shares (of the applicable type) beneficially owned by them.

Except as otherwise noted herein, the number and percentage of our ordinary shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any of our ordinary shares as to which the holder has sole or shared voting power or investment power and also any of our ordinary shares which the holder has the right to acquire within 60 days of September 12, 2024, through the exercise of any option, warrant or any other right. The column entitled “Percentage of Voting Power” reflects the overall voting power of a given shareholder based on the composition of his, her or its share ownership.

A description of any material relationship that our principal shareholders have had with us or any of our affiliates within the past three years is included in our Annual Report on Form 20-F under “Certain Relationships and Related Party Transactions” filed with the SEC on August 16, 2024.

Unless otherwise noted below, each shareholder’s address is 2 Kaplan Street, Tel Aviv, Israel 6473403.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	% of Outstanding Shares
Directors and Executive Officers of HUB:
Noah Hershcoviz (1)	397,532	1.3%
Lior Davidsohn	–	–
Osher Partok Rheinisch (2)	155,621	*
Nachman Geva	–	–
Kasbian Nuriel Chirich (3)	38,849	*
Lior Lurye	–	–
Ilan Flato (4)	37,500	*
Uzi Moskovich (5)	133,177	*
Matthew Kearney (6)	69,369	*

All executive officers and directors as a group (9 individuals)	832,048	2.7%

*	Less than one percent (1%) of our outstanding ordinary shares.

(1)	Consists of (i) 60,000 restricted share units, and (ii) 277,005 ordinary shares and warrants to purchase 60,527 Ordinary Shares held by The 12.64 Fund, of which Mr. Hershcoviz is Managing General Partner. Mr. Hershcoviz disclaims beneficial ownership of such ordinary shares except to the extent of his pecuniary interest therein. Does not include (i) 140,000 restricted share units, and (ii) 300,000 performance share units, each of which have been granted, but have not yet vested.
(2)	Consists of 155,621 restricted share units. Does not include (i) 65,622 restricted share units and (ii) 50,000 performance share units, each of which have been granted, but have not vested.
(3)	Consists of (i) 1,349 ordinary shares, and (ii) 37,500 restricted share units. Does not include 18,750 restricted share units, which have been granted, but have not yet vested and 5,000 ordinary shares that have not yet been issued pursuant to an agreement that Kasbian Nuriel Chirich entered into with the Company in January 2023.
(4)	Consists of 37,500 restricted share units. Does not include 18,750 restricted share units, which have been granted, but have not yet vested.
(5)	Consists of (i) 13,177 ordinary shares issuable upon exercise of options, and (ii) 120,000 restricted share units. Does not include 80,000 restricted share units, which have been granted, but have not vested.
(6)	Consists of (i) 31,194 ordinary shares, (ii) 37,500 restricted share units, and (iii) 675 ordinary shares issuable upon the exercise of 8,990 Private Warrants. Does not include 18,750 restricted share units, which have been granted, but have not vested.

SELLING SECURITYHOLDERS

This prospectus relates to the possible resale by the Selling Securityholders of up to 49,253,117 ordinary shares and 11,687 Private Warrants by the Selling Securityholders.

The Selling Securityholders may from time to time offer and sell any or all of the ordinary shares and warrants set forth below pursuant to this prospectus. In this prospectus, the term “Selling Securityholders” includes (i) the entities identified in the table below (as such table may be amended from time to time by means of an amendment to the registration statement of which this prospectus forms a part or by a supplement to this prospectus) and (ii) any donees, pledgees, transferees or other successors-in-interest that acquire any of the securities covered by this prospectus after the date of this prospectus from the named Selling Securityholders as a gift, pledge, partnership distribution or other non-sale related transfer.

The table below sets forth, as of the date of this prospectus, the name of the Selling Securityholders for which we are registering ordinary shares and warrants for resale to the public. The percentage of ownership in the table below is based on 30,459,736 ordinary shares outstanding as of September 12, 2024. The table is prepared based on information supplied to us by the Selling Securityholders, and reflects their holdings as of September 12, 2024, disregarding any limitations on conversion or exercises.

In accordance with SEC rules, individuals and entities below are shown as having beneficial ownership over shares they own or have the right to acquire within 60 days, as well as shares for which they have the right to vote or dispose of such shares. Also in accordance with SEC rules, for purposes of calculating percentages of beneficial ownership, shares which a person has the right to acquire within 60 days of September 12, 2024 are included both in that person’s beneficial ownership as well as in the total number of shares issued and outstanding used to calculate that person’s percentage ownership but not for purposes of calculating the percentage for other persons. In some cases, the same ordinary shares are reflected more than once in the table below because more than one holder may be deemed the beneficial owner of the same ordinary shares.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such securities. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the ordinary shares or warrants in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus, subject to applicable law.

Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s securities pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of ordinary shares and warrants registered on its behalf. A Selling Securityholder may sell all, some or none of such securities in this offering. See “Plan of Distribution.”

The information in the table below is based upon information provided by the Selling Securityholders. The securities owned by the Selling Securityholders named below do not have voting rights different from the securities owned by other securityholders.

	Securities Beneficially Owned prior to this Offering				Securities to be Offered in this Offering				Securities Beneficially Owned after this Offering
Names and Addresses	Ordinary Shares		Warrants		Ordinary Shares(1)		Warrants(2)		Ordinary Shares		%	Warrants	%
Matthew Kearney	69,369	(3)	8,990	(4)	31,869	(5)	8,990	(4)	37,500	(6)	*	-
Young Cho	203	(7)	2,697	(8)	203	(7)	2,697	(8)	-			-
Lind Global Asset Management VI LLC(9)	-	(10)	-		892,857	(11)	-		892,857	(12)	*	-
Tamas Gottdiener(13)	34,112,828	(14)	-		33,897,778	(15)	-		215,050	(16)	*	-
Hybrid Financial Ltd.(17)	454,545		-		454,545		-		-			-
Elyakim Kislev	71,528		-		71,028		-		500		*	-
Gleneagle Securities Nominees Pty Limited(18)	4,810,715	(19)	-		4,810,715	(19)	-		-		-	-
Claymore Capital Pty Ltd(20)	4,737,535	(21)	-		4,737,535	(21)	-		-		-	-
Arijam Pty Ltd ATF Alster Family Trust(22)	962,143	(23)	-		962,143	(23)	-		-		-	-
Henri Arthur Paul Veron(24)	769,715	(25)	-		769,715	(25)	-		-		-	-
Cogent Limited(26)	577,286	(27)	-		577,286	(27)	-		-		-	-
Mark Lyttlton(28)	596,529	(29)	-		596,529	(29)	-		-		-	-
Jonathan James Kent(30)	384,858	(31)	-		384,858	(31)	-		-		-	-
Hirsch Financial Pty Ltd(32)	269,400	(33)	-		269,400	(33)	-		-		-	-
Melanie Bome(34)	269,400	(35)	-		269,400	(35)	-		-		-	-
Foxglove Capital Pty Ltd(36)	192,429	(37)	-		192,429	(37)	-		-		-	-
Findon Nominees Pty Ltd(38)	153,943	(39)	-		153,943	(39)	-		-		-	-
J&H MacCulloch Trust(40)	123,155	(41)	-		123,155	(41)	-		-		-	-
Gregory William Silver(42)	57,729	(43)	-		57,729	(43)	-		-		-	-

*	Less than 1%.

(1)	The amounts set forth in this column are the number of ordinary shares that may be offered by such Selling Securityholder using this prospectus. These amounts do not represent any other of our ordinary shares that the Selling Securityholder may own beneficially or otherwise.

(2)	The amounts set forth in this column are the number of warrants that may be offered by such Selling Securityholder using this prospectus. These amounts do not represent any other warrants that the Selling Securityholder may own beneficially or otherwise.
(3)	Consists of 69,369 ordinary shares including: (a) 31,194 ordinary shares held directly by the Selling Securityholder, (b) 37,500 vested restricted share units and (c) 675 ordinary shares issuable upon the exercise of 8,990 Private Warrants.
(4)	Consists of 8,990 Private Warrants.
(5)	Consists of 31,869 ordinary shares including: (a) 31,194 ordinary shares held directly by the Selling Securityholder and (b) 675 ordinary shares issuable upon the exercise of 8,990 Private Warrants.
(6)	Consists of 37,500 vested restricted share units.
(7)	Consists of 203 ordinary shares issuable upon the exercise of 2,697 Private Warrants.
(8)	Consists of 2,697 Private Warrants.
(9)

Lind Global Asset Management VI, LLC (“Lind”) may not convert or exercise, as applicable, any portion of the Lind Convertible Notes or the Lind Warrants to the extent such conversion or exercise would cause Lind, together with its affiliates, to beneficially own a number of ordinary shares which would exceed 4.99% of our then outstanding ordinary shares (or 9.99% of our then outstanding ordinary shares to the extent Lind, together with its affiliates, beneficially owns in excess of 4.99% of shares of our then outstanding ordinary shares at the time of such conversion).

Any ordinary shares beneficially owned by Lind are directly owned by Lind. Jeff Easton is the Managing Member of The Lind Partners, LLC, which is the Investment Manager of Lind, and in such capacity has the right to vote and dispose of the securities held by such entities. Mr. Easton disclaims beneficial ownership over the securities listed except to the extent of his pecuniary interest therein. The address for Lind is 444 Madison Avenue, 41st Floor, New York, NY 10022.

(10)	Does not include convertible notes for $930,000.
(11)	Consists of 892,857 ordinary shares issuable upon the exercise of 892,857 Lind Warrants.
(12)	Does not include convertible notes for $930,000.
(13)	Mr. Tamas Gottdiener may not convert or exercise, as applicable, any portion of the March-June 2024 Convertible Notes or the March-June 2024 Warrants to the extent such conversion or exercise would cause Mr. Gottdiener, together with his affiliates, to beneficially own a number of ordinary shares which would exceed 4.99% of our then outstanding ordinary shares.
(14)	Consists of 34,112,828 ordinary shares including: (a) 215,050 ordinary shares held directly by the Selling Securityholder, (b) 22,453,334 ordinary shares issuable upon the conversion of the March-June 2024 Convertible Notes (assuming a conversion price of $0.50 and maximum accrued interest through September 24, 2024), and (c) 11,444,444 ordinary shares issuable upon the exercise of 11,444,444 March-June 2024 Warrants.
(15)	Consists of 33,897,778 ordinary shares including: (a) 22,453,334 ordinary shares issuable upon the conversion of the March-June 2024 Convertible Notes assuming a conversion price of $0.50 and maximum accrued interest through September 24, 2024, and (b) 11,444,444 ordinary shares issuable upon the exercise of 11,444,444 March-June 2024 Warrants.
(16)	Consists of 215,050 ordinary shares held directly by the Selling Securityholder.
(17)

Any ordinary shares beneficially owned by Hybrid Financial Ltd. (“Hybrid”) are directly owned by Hybrid.

Steven Marshall is the Chief Executive Officer of Hybrid, and in such capacity has the right to vote and dispose of the securities held by such entities. Mr. Marshall disclaims beneficial ownership over the securities listed except to the extent of his pecuniary interest therein. The address for Hybrid is 222 Bay St. Suite 2600, Toronto, ON M5K 1B7.

(18)

Gleneagle Securities Nominees Pty Limited (“Gleneagle”) may not convert or exercise, as applicable, its August 2024 Convertible Note or August 2024 Warrant to the extent such conversion or exercise would cause Gleneagle, together with its affiliates, to beneficially own a number of ordinary shares which would exceed 4.99% of our then outstanding ordinary shares.

Any ordinary shares beneficially owned by Gleneagle are directly owned by Gleneagle. Lance Rosenberg is the Sole Director of Gleneagle, and in such capacity has the right to vote and dispose of the securities held by such entities. The address for Gleneagle is Level 27, 25 Bligh St., Sydney, NSW 2000 Australia.

(19)	Consists of 4,810,715 ordinary shares including: (a) 3,025,000 ordinary shares issuable upon the conversion of an August 2024 Convertible Note, and (b) 1,785,715 ordinary shares issuable upon the exercise of an August 2024 Warrant.
(20)

Claymore Capital Pty Ltd (“Claymore”) may not convert or exercise, as applicable, its August 2024 Convertible Note or its August 2024 Warrant to the extent such conversion or exercise would cause Claymore, together with its affiliates, to beneficially own a number of ordinary shares which would exceed 4.99% of our then outstanding ordinary shares.

Any ordinary shares beneficially owned by Claymore are directly owned by Claymore. Sharron Rosenberg is the Director of Claymore, and in such capacity has the right to vote and dispose of the securities held by such entities. Mr. Rosenberg disclaims beneficial ownership over the securities listed except to the extent of his pecuniary interest therein. The address for Claymore is Level 27, 25 Bligh St., Sydney, NSW 2000 Australia.

(21)	Consists of 4,737,535 ordinary shares including: (a) 2,282,060 ordinary shares issuable upon the conversion of an August 2024 Convertible Note, (b) 1,347,143 ordinary shares issuable upon the exercise of an August 2024 Warrant, and (c) 1,108,332 ordinary shares issuable upon the exercise of the Placement Agent Warrant.
(22)

Arijam Pty Ltd ATF Alster Family Trust (“Arijam”) may not convert or exercise, as applicable, its August 2024 Convertible Note or August 2024 Warrant to the extent such conversion or exercise would cause Arijam, together with its affiliates, to beneficially own a number of ordinary shares which would exceed 4.99% of our then outstanding ordinary shares.

Any ordinary shares beneficially owned by Arijam are directly owned by Arijam. Eliezer Alster is the Director of Trustee of Arijam, and in such capacity has the right to vote and dispose of the securities held by such entities. Mr. Alster disclaims beneficial ownership over the securities listed except to the extent of his pecuniary interest therein. The address for Arijam is Unit 24, 40-42 O'Riordan Street, Alexandria NSW 2015 Australia.

(23) (24)

Consists of 962,143 ordinary shares including: (a) 605,000 ordinary shares issuable upon the conversion of an August 2024 Convertible Note and (b) 357,143 ordinary shares issuable upon the exercise of an August 2024 Warrant.

Mr. Henri Arthur Paul Veron may not convert or exercise, as applicable, his August 2024 Convertible Note or his August 2024 Warrant to the extent such conversion or exercise would cause him, together with his affiliates, to beneficially own a number of ordinary shares which would exceed 4.99% of our then outstanding ordinary shares.

(25) (26)

Consists of 769,715 ordinary shares including: (a) 484,000 ordinary shares issuable upon the conversion of an August 2024 Convertible Note, and (b) 285,715 ordinary shares issuable upon the exercise of an August 2024 Warrant.

Cogent Limited (“Cogent”) may not convert or exercise, as applicable, its August 2024 Convertible Note or August 2024 Warrant to the extent such conversion or exercise would cause Cogent, together with its affiliates, to beneficially own a number of ordinary shares which would exceed 4.99% of our then outstanding ordinary shares.

Any ordinary shares beneficially owned by Cogent are directly owned by Cogent. Michau De Leeuw is the Sole Director of Cogent, and in such capacity has the right to vote and dispose of the securities held by such entities. The address for Cogent is Governors Square, Building 4, 2nd Floor, 23 Lime Tree Bay Avenue, SMB, P.O. Box 32315, Grand Cayman, KY1-1209.
(27) (28)

Consists of 577,286 ordinary shares including: (a) 363,000 ordinary shares issuable upon the conversion of an August 2024 Convertible Note, and (b) 214,286 ordinary shares issuable upon the exercise of an August 2024 Warrant.

Mr. Mark Lyttlton may not convert or exercise, as applicable, his August 2024 Convertible Note or his August 2024 Warrant to the extent such conversion or exercise would cause him, together with his affiliates, to beneficially own a number of ordinary shares which would exceed 4.99% of our then outstanding ordinary shares.

(29) (30)

Consists of 596,529 ordinary shares including: (a) 375,100 ordinary shares issuable upon the conversion of an August 2024 Convertible Note and (b) 221,429 ordinary shares issuable upon the exercise of an August 2024 Warrant.

Mr. Jonathan James Kent may not convert or exercise, as applicable, his August 2024 Convertible Note or his August 2024 Warrant to the extent such conversion or exercise would cause him, together with his affiliates, to beneficially own a number of ordinary shares which would exceed 4.99% of our then outstanding ordinary shares.

(31) (32)

Consists of 384,858 ordinary shares including: (a) 242,000 ordinary shares issuable upon the conversion of an August 2024 Convertible Note and (b) 142,858 ordinary shares issuable upon the exercise of an August 2024 Warrant.

Hirsch Financial Pty Ltd (“Hirsch”) may not convert or exercise, as applicable, its August 2024 Convertible Note or its August 2024 Warrant to the extent such conversion or exercise would cause Hirsch, together with its affiliates, to beneficially own a number of ordinary shares which would exceed 4.99% of our then outstanding ordinary shares.

Any ordinary shares beneficially owned by Hirsch are directly owned by Hirsch. Josh Goldhirsch is the Director of Hirsch, and in such capacity has the right to vote and dispose of the securities held by such entities. The address for Hirsch is 8 Lynedoch Ave, St Kilda East VIC 3183, Australia.
(33) (34)

Consists of 269,400 ordinary shares including: (a) 169,400 ordinary shares issuable upon the conversion of an August 2024 Convertible Note, and (b) 100,000 ordinary shares issuable upon the exercise of an August 2024 Warrant.

Ms. Melanie Bome may not convert or exercise, as applicable, her August 2024 Convertible Note or his August 2024 Warrant to the extent such conversion or exercise would cause her, together with her affiliates, to beneficially own a number of ordinary shares which would exceed 4.99% of our then outstanding ordinary shares.

(35) (36)

Consists of 269,400 ordinary shares including: (a) 169,400 ordinary shares issuable upon the conversion of an August 2024 Convertible Note, and (b) 100,000 ordinary shares issuable upon the exercise of an August 2024 Warrant.

Foxglove Capital Pty Ltd (“Foxglove”) may not convert or exercise, as applicable, its August 2024 Convertible Note or its August 2024 Warrant to the extent such conversion or exercise would cause Foxglove, together with its affiliates, to beneficially own a number of ordinary shares which would exceed 4.99% of our then outstanding ordinary shares.

Any ordinary shares beneficially owned by Foxglove are directly owned by Foxglove. Matt Bungey and Gareth Hicks are the Directors of Foxglove, and in such capacity have the right to vote and dispose of the securities held by such entities. The address for Foxglove is Suite 4; 3 Brixton Street, Cottesloe, WA, Australia.
(37)	Consists of 192,429 ordinary shares including: (a) 121,000 ordinary shares issuable upon the conversion of an August 2024 Convertible Note, and (b) 71,429 ordinary shares issuable upon the exercise of an August 2024 Warrant.
(38)

Findon Nominees Pty Ltd (“Findon”) may not convert or exercise, as applicable, its August 2024 Convertible Note or its August 2024 Warrant to the extent such conversion or exercise would cause Findon, together with its affiliates, to beneficially own a number of ordinary shares which would exceed 4.99% of our then outstanding ordinary shares.

Any ordinary shares beneficially owned by Findon are directly owned by Findon. David Klinger is the Directors of Findon, and in such capacity has the right to vote and dispose of the securities held by such entities. The address for Findon is 7 Rosemont Avenue, Woollahra, NSW, 2025, Australia.

(39) (40)

Consists of 153,943 ordinary shares including: (a) 96,800 ordinary shares issuable upon the conversion of an August 2024 Convertible Note, and (b) 57,143 ordinary shares issuable upon the exercise of an August 2024 Warrant.

J&H MacCulloch Trust (“MacCulloch”) may not convert or exercise, as applicable, its August 2024 Convertible Note or its August 2024 Warrant to the extent such conversion or exercise would cause MacCulloch, together with its affiliates, to beneficially own a number of ordinary shares which would exceed 4.99% of our then outstanding ordinary shares.

Any ordinary shares beneficially owned by MacCulloch are directly owned by MacCulloch. John MacCulloch and Heather MacCulloch are the Trustees of MacCulloch, and in such capacity have the right to vote and dispose of the securities held by such entities. The address for MacCulloch is 108 Bellevue Rd, Bellevue Hill NSW 2023, Australia.
(41) (42)

Consists of 123,155 ordinary shares including: (a) 77,440 ordinary shares issuable upon the conversion of an August 2024 Convertible Note, and (b) 45,715 ordinary shares issuable upon the exercise of an August 2024 Warrant.

Mr. Gregory William Silver may not convert or exercise, as applicable, his August 2024 Convertible Note or his August 2024 Warrant to the extent such conversion or exercise would cause him, together with his affiliates, to beneficially own a number of ordinary shares which would exceed 4.99% of our then outstanding ordinary shares

(43)	Consists of 57,729 ordinary shares including: (a) 36,300 ordinary shares issuable upon the conversion of an August 2024 Convertible Note, and (b) 21,429 ordinary shares issuable upon the exercise of an August 2024 Warrant.

PLAN OF DISTRIBUTION

The Selling Securityholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling warrants, ordinary shares or interests in ordinary shares received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of ordinary shares or interests in ordinary shares on any stock exchange, market or trading facility on which our ordinary shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Securityholders may use any one or more of the following methods when disposing of the ordinary shares or their interests therein:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for their account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	broker-dealers may agree with the Selling Securityholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted by applicable law.

The Selling Securityholders may, from time to time, pledge or grant a security interest in some or all of their ordinary shares or other shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as Selling Securityholders under this prospectus. The Selling Securityholders also may transfer the ordinary shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of their securities to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or shareholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

In connection with the sale of our ordinary shares, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our ordinary shares in the course of hedging the positions they assume. The Selling Securityholders may also sell our ordinary shares short and deliver these securities to close out their short positions, or loan or pledge the Warrants or ordinary shares to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution or shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Each of the Selling Securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of ordinary shares to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the Warrants by payment of cash, however, we will receive the exercise price of the Warrants.

The Selling Securityholders and any underwriters, broker-dealers or agents that participate in the sale of the ordinary shares or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement.

To the extent required, the ordinary shares to be sold, the names of the Selling Securityholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the ordinary shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the ordinary shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Securityholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Securityholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the warrants or shares offered by this prospectus.

We have agreed with the Selling Securityholders to keep the registration statement of which this prospectus constitutes a part effective until all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or the securities have been withdrawn.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

EXPENSES

We estimate that our expenses in connection with the issuance and registration of our ordinary shares in connection with exercise of warrants and the offer and sale of our ordinary shares by the Selling Securityholders, will be as follows:

Expenses	Amount
SEC registration fee		$10,319.56
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Miscellaneous costs		*
Total	$	*

*	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

Under agreements to which we are party with the Selling Securityholders, we have agreed to bear all expenses relating to the registration of the resale of the securities pursuant to this prospectus.

LEGAL MATTERS

The legality of the ordinary shares and certain warrants offered by this prospectus and certain other Israeli legal matters will be passed upon for us by Goldfarb Gross Seligman & Co. The legality of certain of the warrants offered by this prospectus and certain legal matters relating to U.S. law will be passed upon for us by Greenberg Traurig LLP.

EXPERTS

The consolidated financial statements of HUB Cyber Security Ltd. appearing in HUB Cyber Security Ltd.'s Annual Report (Form 20-F) for the year ended December 31, 2023 have been audited by Kost, Forer, Gabbay & Kasierer, a member of EY Global, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 1d to the consolidated financial statements), incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, substantially all of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and the majority of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have irrevocably appointed Puglisi & Associates, Inc., as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of the Transactions. The address of Puglisi & Associates is 850 Library Avenue, Newark, Delaware 19711.

It may be difficult to initiate an action with respect to U.S. securities law in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum to hear such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact by expert witnesses which can be a time-consuming and costly process. Certain matters of procedure may also be governed by Israeli law.

Subject to certain time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that:

●	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;

●	the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

●	the judgment is capable of being executed in the state in which it was given.

Even if these conditions are met, an Israeli court may not declare a foreign civil judgment enforceable if:

●	the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);

●	the enforcement of the judgment is likely to prejudice the sovereignty or security of the State of Israel;

●	the judgment was obtained by fraud;

●	the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;

●	the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in Israel;

●	the judgment is contradictory to another judgment that was given in the same matter between the same parties and that is still valid; or

●	at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates. In addition, there is no bilateral treaty between Israel and the United States for the enforcement of civil judgments.

TRANSFER AGENT AND REGISTRAR

The transfer agent and warrant agent for our securities is Equiniti Trust Company LLC.

WHERE YOU CAN FIND MORE INFORMATION;
INCORPORATION OF INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this registration statement the following documents previously filed with the SEC:

●	the Company’s Annual Report on Form 20-F for the year ended December 31, 2023 filed with the SEC on August 16, 2024;

●	the Company’s Reports of Foreign Private Issuer on Form 6-K filed with the SEC on August 22, 2024, August 29, 2024, and August 29, 2024;

●	the description of the Company’s ordinary shares contained in the Company’s registration statement on Form 8-A (File No. 001-41634), filed with the SEC on February 28, 2023, including any amendments or reports filed for the purpose of updating such description.

We have filed a registration statement on Form F-1 to register the resale of the securities described elsewhere in this prospectus. This prospectus is a part of that registration statement. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement and the exhibits and schedules for more information about us and our securities.

Information and statements contained in this prospectus or any annex to this prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this prospectus forms a part.

Statements made in this prospectus concerning the contents of any contract, agreement or other document are not complete descriptions of all terms of these documents. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed for a complete description of its terms. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit. You should read this prospectus and the documents that we have filed as exhibits to the registration statement of which this prospectus is a part in their entirety.

We are subject to the informational requirements of the Exchange Act. Accordingly, we will be required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

We are a “foreign private issuer” as defined in Rule 3b-4 under the Securities Exchange Act of 1934, or the Exchange Act. As a result, our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act and transactions in our equity securities by our officers and directors are exempt from Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. We publish annually an annual report filed on Form 20-F containing financial statements that have been examined and reported on, with an opinion expressed by, a registered public accounting firm. We prepare our annual financial statements in United States dollars and in accordance with IFRS. If there is any inconsistency between the information in this prospectus and in any post-effective amendment to the Form F-1 of which this prospectus is a part, or in any prospectus supplement, you should rely on the information in the post-effective amendment or prospectus supplement, as relevant. You should read this prospectus and any post-effective amendment or prospectus supplement together with the additional information contained in documents listed above in this section. The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us, the securities offered under this prospectus, and our other outstanding securities. The registration statement, including the exhibits, can be read at the SEC’s website or at the SEC’s offices mentioned above in this section.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all the information that has been incorporated by reference in this prospectus but not delivered with this prospectus (and any exhibits specifically incorporated in such information), at no cost, upon written or oral request to us at the following address:

HUB Cyber Security Ltd.

Attention: Chief Legal Officer

2 Kaplan Street

Tel Aviv, Israel 6473403

Israel

You may also obtain information about us by visiting our website at www.hubsecurity.com. Information contained in our website is not part of this prospectus.

We have not authorized anyone to give any information or make any representation about their companies that is different from, or in addition to, that contained in this prospectus or in any of the materials that have been incorporated in this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies. You should read all information supplementing this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers

Under the Companies Law 5759–1999 (the “Companies Law”), a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care, but only if a provision authorizing such exculpation is included in its articles of association. Our articles of association include such a provision. An Israeli company may not exculpate a director from liability arising out of a prohibited dividend or distribution to shareholders.

An Israeli company may indemnify an office holder from the following liabilities and expenses incurred for acts performed as an office holder, either in advance of an event or following an event, provided a provision authorizing such indemnification is contained in its articles of association:

●	a financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the above mentioned events and amount or criteria;

●	reasonable litigation expenses, including legal fees, incurred by the office holder (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (2) in connection with a monetary sanction;

●	reasonable litigation expenses, including legal fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf or by a third-party or in connection with criminal proceedings in which the office holder was acquitted or as a result of a conviction for an offense that does not require proof of criminal intent;

●	expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder, or certain compensation payments made to an injured party imposed on an office holder by an administrative proceeding, pursuant to certain provisions of the Israeli Securities Law, 5728-1968 (the “Israeli Securities Law”); and

●	expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder pursuant to certain provisions of the Israeli Economic Competition Law, 5758-1988.

An Israeli company may insure an office holder against the following liabilities incurred for acts performed as an office holder if and to the extent provided in the company’s articles of association:

●	a breach of the duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

●	a breach of the duty of care to the company or to a third-party, including a breach arising out of the negligent conduct of the office holder;

●	a financial liability imposed on the office holder in favor of a third-party;

●	a financial liability imposed on the office holder in favor of a third-party harmed by a breach in an administrative proceeding, pursuant to certain provisions of the Israeli Securities Law; and

●	expenses, including reasonable litigation expenses and legal fees, incurred by the office holder as a result of an administrative proceeding instituted against him or her, pursuant to certain provisions of the Israeli Securities Law.

An Israeli company may not exempt, indemnify or insure an office holder against any of the following:

●	a breach of the duty of loyalty, except with respect to insurance coverage or indemnification, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

●	a breach of the duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

●	an act or omission committed with intent to derive illegal personal benefit; or

●	a fine, monetary sanction, or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification, and insurance of office holders must be approved by the compensation committee and the board of directors (and, with respect to directors and the chief executive officer, by the shareholders). However, under regulations promulgated under the Companies Law, the insurance of office holders shall not require shareholder approval and may be approved by only the compensation committee if the engagement terms are determined in accordance with the company’s compensation policy, which was approved by the shareholders by the same special majority required to approve a compensation policy, provided that the insurance policy is on market terms and the insurance policy is not likely to materially impact the company’s profitability, assets, or obligations.

Our articles of association allow us to exculpate, indemnify, and insure our office holders to the maximum extent permitted by law. Our office holders are currently covered by a directors and officers’ liability insurance policy.

We have entered into agreements with each of our directors and executive officers exculpating them in advance, to the fullest extent permitted by law, from liability to us for damages caused to us as a result of a breach of duty of care, and undertaking to indemnify them to the fullest extent permitted by law. This indemnification is limited to events determined as foreseeable by the board of directors based on our activities and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances.

The maximum indemnification amount to be set forth in such agreements is limited to an amount equal to the higher of $100 million, 25% of our total shareholders’ equity as reflected in our most recent consolidated financial statements prior to the date on which the indemnity payment is made and 10% of our total market capitalization calculated based on the average closing price of ordinary shares over the 30 trading days prior to the actual payment, multiplied by the total number of our issued and outstanding shares as of the date of the payment (other than indemnification for an offering of securities to the public, including by a shareholder in a secondary offering, in which case the maximum indemnification amount is limited to the gross proceeds raised by us and/or any selling shareholder in such public offering). The maximum amount set forth in such agreements is in addition to any amount paid (if paid) under insurance and/or by a third-party pursuant to an indemnification arrangement.

In the opinion of the SEC, indemnification of directors and office holders for liabilities arising under the Securities Act, however, is against public policy and therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

During the past three years, we issued securities which were not registered under the Securities Act as set forth below. We believe that each of such issuances was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act, Rule 701 and/or Regulation S under the Securities Act.

The following is a summary of transactions during the preceding three fiscal years (and in the current year through September 12, 2024) involving sales of our securities that were not registered under the Securities Act (we have adjusted the number of shares, options and RSUs to reflect the Share Split on a retroactive basis):

●	We issued an aggregate of 0 ordinary shares pursuant to settlement of RSUs for our employees, directors and consultants.

●	We have issued an aggregate of 284,411 ordinary shares pursuant to the exercise of share options by our employees, directors and consultants.

●	We have granted our directors, officers, employees and consultants options to purchase an aggregate of 355,146 ordinary shares, under the HUB Cyber Security Ltd. 2007 Stock Option Plan.

●	We have granted our directors, officers, employees and consultants options to purchase an aggregate of 989,339 ordinary shares, under the HUB Cyber Security Ltd. 2021 Stock Option Plan.

●	We have granted our directors, officers, employees and consultants 2,317,119 RSUs, under the HUB Cyber Security Ltd. 2021 Stock Option Plan, of which 316,638 were cancelled and 1,998,060 remain outstanding.

●	We issued an aggregate of 5,100,000 shares pursuant to HUB and ALD share swap merger agreement.

●	We issued an aggregate of 639,910 shares to Eldav, pursuant to an agreement for the purchase of the entire issued and outstanding share capital of Comsec Ltd.

●	In connection with the closing of the Business Combination Agreement, we issued 39,758 ordinary shares to certain investors for gross proceeds of approximately $4 million as a partial fulfilment of the PIPE Commitment.

●	We have issued to A-Labs Finance and Advisory a total of 372,070 warrants as placement agent commission for various financing transactions they have facilitated with a weighted average exercise of $18.9 per share.

●	In connection with an offering in Israel in February 2022 we issued 6,885,632 ordinary shares and 6,885,632 Prior Warrants.

●	On December 28, 2022, in connection with investment agreements with 12.64 Fund, we issued 431,210 ordinary shares, and warrants to purchase 431,210 ordinary shares at an exercise price of $2.41 per ordinary share.

●	In January 2023 we entered into a loan agreement with A-Labs, pursuant to which A-Labs agreed to issue us a $1,000,000 principal amount note for gross proceeds of $900,000 (the “A-Labs Loan”). The principal amount A-Labs Loan is due to be repaid in one repayment on January 16, 2026 (the Maturity Date”) (36 months from the execution of the A-Labs Loan). The A-Labs Loan bears interest at 12% per annum and interest became payable quarterly commencing on April 1, 2023 until the Maturity Date.

●	On February 28, 2023, in connection with the closing of the Business Combination Agreement, we issued a Convertible Note to A.G.P. in the principal amount of approximately $5.2 million.

●	On February 28, 2023, in connection with the closing of the Business Combination Agreement, we issued a Convertible Note to a vendor in the amount of approximately $350,000.

●	On February 28, 2023, in connection with the closing of the Business Combination Agreement, we issued a Senior Secured Promissory Note to Dominion Capital in the principal amount of $2.5 million.

●	On March 28, 2023, we and Dominion Capital LLC and its affiliates (together, “Dominion”) entered into an Equity Purchase Agreement, whereas pursuant thereto we, may, but are not required to, issue up to $100,000,000 ordinary shares to Dominion over the course of 36 months from the date thereof. As consideration for Dominion’s purchase commitment, we issued to Dominion 1,000,000 ordinary shares as a commitment fee.

●	On May 4, 2023, we entered into the Lind Agreement, pursuant to which we agreed to issue to Lind convertible promissory notes in the aggregate principal amount of up to $21 million. As of the date of this Registration Statement, we have issued a convertible promissory note to Lind for principal amount of $9.6 million and warrants to purchase 892,857 of our ordinary shares with an exercise price of $3.50 per share.

●	On each of February 23, 2023, June 11, 2023 and July 9, 2023, we entered into the Shayna Loan Agreements, pursuant to which we issued approximately NIS 16.85 million (approximately $4.4 million) of convertible promissory notes to Shayna.

●	In November and December 2023 and January 2024, we issued (i) convertible notes with an aggregate principle amount of $3,100,000 upon the conversion of which we issued 1,816,885 ordinary shares and (ii) warrants exercisable into 1,679,592 ordinary shares to certain accredited investors.

●	In March 2024, we issued to certain accredited investors (i) convertible notes with an aggregate principle amount of $550,000 and (ii) warrants exercisable into 200,000 ordinary shares at an exercise price of $1.50 per ordinary share.

●	In March-June 2024, we issued to an accredited investor (i) convertible notes with an aggregate principle amount of $10,000,000, (ii) warrants exercisable into 10,444,444 ordinary shares at an exercise price of $0.70 per ordinary share and (iii) warrants exercisable into 1,000,000 ordinary shares at an exercise price of $0.50 per ordinary share.

●	On August 18, 2024, we issued to multiple private investors (i) convertible notes with an aggregate principle amount of approximately $4.0 million and (ii) warrants exercisable into approximately 4.7 million ordinary shares at an exercise price of $0.70 per ordinary share, subject to adjustment. On August 18, 2024, we also issued to the placement agent for the foregoing transaction, warrants exercisable into approximately 1.1 million ordinary shares on terms substantially similar to the terms of the warrants issued in the foregoing transaction.

Item 8. Exhibits and Financial Statement Schedules.

(a)	The Exhibit Index is hereby incorporated herein by reference.

(b)	Financial Statement Schedules.

All schedules have been omitted because they are not required, are not applicable or the information is otherwise set forth in the Consolidated Financial Statements and related notes thereto.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the Registrant is relying on Rule 430B:

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

(1)	That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

		Incorporation by Reference
Exhibit No.	Description	Form	File No.	Exhibit No.	Filing Date	Filed / Furnished
3.1	Amended and Restated Articles of Association of HUB Cyber Security Ltd.	6-K	001-41634	99.2	December 13, 2023

3.2	Memorandum of Association of HUB Cyber Security Ltd.	20-F	001-41634	1.2	August 16, 2024

4.1	Specimen Ordinary Share Certificate of HUB Cyber Security (Israel) Ltd.	F-4	333-267035	4.7	November 17, 2022

4.2	Specimen Warrant Certificate of HUB Cyber Security (Israel) Ltd.	F-4	333-267035	4.8	November 17, 2022

5.1	Opinion of Goldfarb Gross Seligman & Co., Israeli counsel to the Registrant					*

5.2	Opinion of Greenberg Traurig, P.A, U.S. counsel to the Registrant					*

10.1††	Form of Director and Officer Indemnification Agreement.	F-4	333-267035	10.11	November 17, 2022

10.2††	Compensation Policy for Directors and Officers.	6-K	001-41634	Annex A to Exhibit 99.1	October 5, 2023

10.3††	2007 Employee Stock Option Plan of HUB Cyber Security (Israel) Ltd.	F-4	333-267035	10.9	November 17, 2022

10.4††	2021 Employee Stock Option Plan of HUB Cyber Security (Israel) Ltd.	F-4	333-267035	10.10	November 17, 2022

10.5	Sponsor Support Agreement, dated as of March 23, 2022, by and among Mount Rainier Acquisition Corp., Hub Cyber Security (Israel) Ltd. and initial stockholders of Mount Rainier Acquisition Corp.	F-4	333-267035	10.4	August 24, 2022

10.6

Amended and Restated Warrant Agreement, dated February 28, 2023, by and among Mount Rainier Acquisition Corp., Hub Cyber Security (Israel) Ltd. and American Stock Transfer & Trust Company, LLC, as warrant agent.

						*

		Incorporation by Reference
Exhibit No.	Description	Form	File No.	Exhibit No.	Filing Date	Filed / Furnished
10.7	Registration Rights Agreement, dated March 23, 2022, by and among HUB Cyber Security (Israel) Ltd., certain security holders of HUB Cyber Security (Israel) Ltd. and certain security holders of Mount Rainier Acquisition Corp.	F-4	333-267035	4.10	August 24, 2022

10.8	Form of Convertible Note dated February 28, 2023	20-F	001-41634	4.9	August 15, 2023

10.9	Form of Registration Rights Agreement dated February 28, 2023	20-F	001-41634	4.10	August 15, 2023

10.10	Demand Promissory Note, dated February 28, 2023, by and between HUB Cyber Security Ltd. and Dominion Capital LLC	20-F	001-41634	4.11	August 15, 2023

10.11	First Amendment to Senior Secured Demand Promissory Note dated March 28, 2023, by and between HUB Cyber Security Ltd. and Dominion Capital LLC	20-F	001-41634	4.12	August 15, 2023

10.12	Equity Purchase Agreement, dated March 28, 2023 by and between HUB Cyber Security Ltd. and Dominion Capital LLC	6-K	001-41634	99.1	March 30, 2023

10.13	Securities Purchase Agreement, dated May 4, 2023 by and between HUB Cyber Security Ltd. and Lind Global Asset Management VI LLC	6-K	001-41634	99.1	May 8, 2023

10.14	Form of Convertible Promissory Note	6-K	001-41634	99.2	May 8, 2023

10.15	Form of Warrant	6-K	001-41634	99.3	May 8, 2023

10.16	First Amendment to Securities Purchase Agreement, Senior Secured Convertible Promissory Note and Warrant, by and between HUB Cyber Security Ltd. and Lind Global Asset Management VI LLC, dated August 24, 2023.	6-K	001-41634	99.1	August 25, 2023

10.17	Second Amendment to Securities Purchase Agreement, Senior Secured Convertible Promissory Note and Warrant, by and between HUB Cyber Security Ltd. and Lind Global Asset Management VI LLC, dated November 28, 2023.	6-K	001-41634	99.1	November 29, 2023

10.18	English Translation of Convertible Loan Agreement, dated June 11, 2023, by and between, Hub Cyber Security Ltd. and Shayna L.P.	20-F	001-41634	4.18	August 15, 2023

		Incorporation by Reference
Exhibit No.	Description	Form	File No.	Exhibit No.	Filing Date	Filed / Furnished
10.19	English Translation of Convertible Loan Agreement, dated July 9, 2023, by and between, Hub Cyber Security Ltd. and Shayna L.P.	20-F	001-41634	4.19	August 15, 2023

10.20	Financial Advisory Services Agreement dated as of July 20, 2021, by and between Hub Cyber Security Ltd. and A-Labs Finance and Advisory Ltd.	20-F	001-41634	4.20	August 15, 2023

10.21	Addendum No. 1 to Financial Advisory Services Agreement dated as of December 28, 2022, by and between Hub Cyber Security Ltd. and A-Labs Finance and Advisory Ltd.	20-F	001-41634	4.21	August 15, 2023

10.22	English Translation of Loan Agreement, dated January 16, 2023 by and between HUB Cyber Security Ltd. and A-Labs Finance and Advisory Ltd.	20-F	001-41634	4.22	August 15, 2023

10.23†	Commitment Letter, dated November 16, 2021 by and among, Bank Mizrahi Tefahot Ltd, HUB Cyber Security Ltd. and Comsec Ltd.	20-F	001-41634	4.23	August 15, 2023

10.24	Form of Securities Purchase Agreement by and between HUB Cyber Security Ltd. and First 2023-2024 Accredited Investors.	20-F	001-41634	4.26	August 16, 2024

10.25	Form of Convertible Promissory Note by and between HUB Cyber Security Ltd. and First 2023-2024 Accredited Investors.	20-F	001-41634	4.27	August 16, 2024

10.26	Form of Warrant issued by HUB Cyber Security Ltd. to First 2023-2024 Accredited Investors.	20-F	001-41634	4.28	August 16, 2024

10.27	Form of Securities Purchase Agreement by and between HUB Cyber Security Ltd. and Second 2023-2024 Accredited Investors.	20-F	001-41634	4.29	August 16, 2024

10.28	Form of Convertible Promissory Note by and between HUB Cyber Security Ltd. and Second 2023-2024 Accredited Investors.	20-F	001-41634	4.30	August 16, 2024

10.29	Form of Warrant issued by HUB Cyber Security Ltd. to Second 2023-2024 Accredited Investors.	20-F	001-41634	4.31	August 16, 2024

10.30	Form of Securities Purchase Agreement by and between HUB Cyber Security Ltd. and March-June 2024 Investor.	20-F	001-41634	4.32	August 16, 2024

10.31	Amendment to Securities Purchase Agreement, Warrant and Note, dated April 3, 2024.	20-F	001-41634	4.33	August 16, 2024

		Incorporation by Reference
Exhibit No.	Description	Form	File No.	Exhibit No.	Filing Date	Filed / Furnished
10.32	Second Amendment to Securities Purchase Agreement, Warrants and Notes, dated June 26, 2024.	20-F	001-41634	4.34	August 16, 2024

10.33	Form of Convertible Promissory Note by and between HUB Cyber Security Ltd. and March-June 2024 Investor.	20-F	001-41634	4.35	August 16, 2024

10.34	Form of Warrant issued by HUB Cyber Security Ltd. to March-June 2024 Investor.	20-F	001-41634	4.36	August 16, 2024

10.35	Share Purchase Agreement between HUB Cyber Security Ltd., Gyro Sky Solutions Ltd., Dolet Systems Ltd., Gari Brizinov, Yaacov Golpur, Qpoint Technologies Ltd., Sensecom Consulting and Projects Management Ltd., Aginix Engineering and Project Management Ltd. and Integral Telemanagement Services Ltd., dated April 3, 2024.#†	20-F	001-41634	4.37	August 16, 2024

10.36	Loan and Security Agreement, dated December 4, 2023, among HUB Cyber Security Ltd. and Blackswan Technologies, Inc.	20-F	001-41634	4.38	August 16, 2024

10.37	First Amendment to Convertible Loan Agreement, dated August 17, 2023, by and between HUB Cyber Security Ltd. and Shayna LP	20-F	001-41634	4.39	August 16, 2024

10.38	First Amendment to Convertible Loan Agreement, dated March 31, 2024, by and between HUB Cyber Security Ltd., Shayna LP and Akina Holdings Limited	20-F	001-41634	4.40	August 16, 2024

10.39	Second Amendment to Convertible Loan Agreement, dated April 18, 2024, by and between HUB Cyber Security Ltd., Shayna LP and Akina Holdings Limited	20-F	001-41634	4.41	August 16, 2024

10.40	Third Amendment to Convertible Loan Agreement, dated May 9 2024, by and between HUB Cyber Security Ltd., Shayna LP and Akina Holdings Limited	20-F	001-41634	4.42	August 16, 2024

10.41	English Translation of Form of Debt Settlement Agreement, dated March 24, 2024, between a vendor, Comsec Ltd., Comsec Distribution Ltd. and Hub Cyber Security Ltd.	20-F	001-41634	4.43	August 16, 2024

10.42	Form of Securities Purchase Agreement, dated as of August 18, 2024, between HUB Cyber Security Ltd. and the investors identified on the signature pages thereto					*

10.43	Form of Convertible Note issued by HUB Cyber Security Ltd. on August 18, 2024					*

Incorporation by Reference
Exhibit No.	Description	Form	File No.	Exhibit No.	Filing Date	Filed / Furnished
10.44	Form of Warrant issued by HUB Cyber Security Ltd. on August 18, 2024					*

10.45	Form of Placement Agent Warrant issued by HUB Cyber Security Ltd. on August 18, 2024					*

10.46	Business Combination Agreement, dated as of March 23, 2022, by and among HUB Cyber Security Ltd., Mount Rainier Acquisition Corp. and Rover Merger Sub.	F-4	333-267035	2.1	August 24, 2022

10.47	Collaboration and Option Agreement by and between HUB Cyber Security Ltd. and BlackSwan Technologies, Inc.					*

21.1	List of Subsidiaries	20-F	001-41634	8.1	August 16, 2024

23.1	Consent of Kost Forer Gabbay & Kasierer, a Member of EY Global, Independent Registered Public Accounting Firm					*

23.2	Consent of Goldfarb Gross Seligman & Co. (included in Exhibit 5.1)					*

23.3	Consent of Greenberg Traurig, P.A. (included in Exhibit 5.2)					*

97.1	Policy for Recovery of Erroneously Awarded Compensation	6-K	001-41634	Appendix A to 99.1	October 5, 2023

107	Filing Fee Table					*

*	Filed herewith.

#	Unofficial English translation from Hebrew original.

†	Schedules and exhibits to this Exhibit omitted pursuant to Instructions as to Exhibits to Form F-1. The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

††	Indicates management contract or compensatory plan or arrangement.

Certain agreements filed as exhibits to this Registration Statement contain representations and warranties that the parties thereto made to each other. These representations and warranties have been made solely for the benefit of the other parties to such agreements and may have been qualified by certain information that has been disclosed to the other parties to such agreements and that may not be reflected in such agreements. In addition, these representations and warranties may be intended as a way of allocating risks among parties if the statements contained therein prove to be incorrect, rather than as actual statements of fact. Accordingly, there can be no reliance on any such representations and warranties as characterizations of the actual state of facts. Moreover, information concerning the subject matter of any such representations and warranties may have changed since the date of such agreements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Jerusalem, Israel on this 13th day of September 2024.

HUB CYBER SECURITY LTD.

By:	/s/ Noah Hershcoviz
Name: Noah Hershcoviz
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Noah Hershcoviz and Lior Davidsohn his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including pre- and post-effective amendments to this registration statement, any subsequent registration statement for the same offering which may be filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

NAME	POSITION	DATE

/s/ Noah Hershcoviz	Chief Executive Officer	September 13, 2024
Noah Hershcoviz	(Principal Executive and Financial Officer)

/s/ Lior Davidsohn	Interim Chief Financial Officer	September 13, 2024
Lior Davidsohn	(Principal Financial Officer and Principal Accounting Officer)

/s/ Nuriel Kasbian Chirich	Chairman of the Board	September 13, 2024
Nuriel Kasbian Chirich

/s/ Lior Lurye	Director	September 13, 2024
Lior Lurye

/s/ Ilan Flato	Director	September 13, 2024
Ilan Flato

/s/ Uzi Moskovich	Director	September 13, 2024
Uzi Moskovich

/s Matthew Kearney	Director	September 13, 2024
Matthew Kearney

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of HUB Cyber Security Ltd. has signed this registration statement on September 13, 2024.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director